Exhibit 10

DATED	1st APRIL	2005

(1) JOHN TREVOR BURROWS

and

BAE SYSTEMS AVIONICS LIMITED

and

VICTOR JARDINE McMULLAN

and

JOANNA FOWLER

and

(2) AAI CORPORATION

SHARE SALE AGREEMENT

relating to the sale of the entire issued share capital of

ESL Defence (Holdings) Limited

shoosmiths

Russell House

1550 Parkway

Solent Business Park

Whiteley Fareham

Hampshire PO15 7AG

Tel:  08700 866800

Fax:  08700 866801

E-Mail:  solent@shoosmiths.co.uk

Ref: EBG.MS.066274.4

THIS SHARE SALE AND PURCHASE AGREEMENT IS MADE ON: 1st April 2005

BETWEEN

1.             JOHN TREVOR BURROWS of The Waldrons, 27 Crawley Down Road, Felbridge, East Grinstead, West Sussex RH19 2NT and BAE SYSTEMS AVIONICS LIMITED, a company incorporated in England and Wales (company number 2426132) whose registered office is at Warwick House, PO Box 87, Farnborough Aerospace Centre, Farnborough, Hampshire; (the “Vendors”);

2.             AAI CORPORATION, a company incorporated in Maryland whose registered office is at 124 Industry Lane, Hunt Valley, Maryland 21030, USA (the “Purchaser”);

3.             JOHN TREVOR BURROWS of The Waldrons, 27 Crawley Down Road, Felbridge, East Grinstead, West Sussex RH19 2NT (the “Warrantor”);

4.             VICTOR JARDINE McMULLAN of 45 Brandon Court, Lawrence Road, Southsea, Hampshire PO5 1PF and JOANNA FOWLER of 14 Kenilworth Gardens, West End, Southampton, Hampshire SO30 3RE (the “Option Holders”).

BACKGROUND

(A)          ESL Defence (Holdings) Limited, a company incorporated in England and Wales (company number 4295616), has at the date of this agreement an authorised share capital of £1000 divided into 10,000 ordinary shares of 10 pence each of which 751 A ordinary, 249 B ordinary shares and 111 ordinary shares are issued and fully paid or credited as fully paid and are owned by the Vendors and the Option Holders in the proportions shown opposite their respective names in column (2) of schedule 1, part 1.

(B)          The Vendors and the Option Holders have agreed to sell the Shares to the Purchaser and the Purchaser has agreed to purchase the Shares.

(C)          The Warrantor has agreed to join in this agreement for the purposes set out in this agreement.

(D)          The Option Holders exercised their Options immediately prior to the entry of this agreement by the parties on 31st March 2005 and the secretary of the Company acknowledges receipt of the notice of exercise.

The parties agree as follows:

1              INTERPRETATION

1.1           In this agreement the following definitions apply:

“Accounts”

the audited financial statements of each Group Company comprising the balance sheet and profit and loss account of the Company, the consolidated balance sheet, profit and loss account and cash flow statement of the Group and the balance sheet, profit and loss account and cash flow statements of each of the Subsidiaries, together with the notes thereon, directors’ report and auditor’s certificate, as at and for the financial period ended on the Last Accounts

Date;

“associated company”	has the meaning given to it in sections 416 et seq TA;

“BAE”	BAE Systems Avionics Limited;

“BAE Shares”	means the 249 B ordinary shares of 10 pence each in the capital of the Company;

“BAE’s Solicitors”	Blake Lapthorn Linnell of Kings Court, 21 Brunswick Place, Southampton SO15 2AQ;

“Borrowings”	in respect of a Group Company:

(a) Money borrowed, including capitalised interest;

(b) any liability under any bond, note, debenture, loan stock, redeemable preference share capital or any other similar instrument or security;

(c) any liability for acceptance of documentary credits or discounted instruments;

(d) any liability under factoring and similar agreements.

“Business”	the Electro-Optic Stimulator and Electronic Warfare Assignment Based Research business carried on or proposed to be carried on at Completion by the Company;

“Business Day”	any day (other than a Saturday or Sunday) on which banks are generally open for business in the City of London for the transaction of normal banking business;

“Business Intellectual Property”	Intellectual Property used in the business of the Group together with the goodwill relating thereto;

“CAA”	the Capital Allowances Act 2001;

“Company”	ESL Defence (Holdings) Limited, particulars of which are contained in part 2 of schedule 1;

“Completion”	the completion of the sale and purchase of the Shares pursuant to clause 4;

“Completion Date”	the date of Completion;

“Compromise Agreement”	The compromise agreement of John Trevor Burrows in the agreed terms;

“Confidential Information”	all information not at present in the public domain used in or otherwise relating to the business or technology, customers or financial or other affairs of any Group Company (including future plans);

“Consideration”	the consideration for the purchase of the Shares as defined in clause 3.1;

“Consultancy Agreement”	the consultancy agreement of John Trevor Burrows in the agreed terms;

“Covenantor”	the Warrantor;

“Deed of Variation”	the deed varying the terms of the employment contract of Victor Jardine McMullan;

“Disclosure Documents”	the documents which are listed in the schedule of documents annexed to the Disclosure Letter and which have been delivered to the Purchaser with the Disclosure Letter;

“Disclosure Letter”

the letter of the same date as, but delivered immediately prior to the entering into of, this agreement from the Warrantor to the Purchaser signed by or on behalf of the Warrantor and receipt of which is acknowledged by the Purchaser in writing;

“DSTO Licence”	an agreement dated 1 December 2004 and made between the Commonwealth of Australia represented by the Department of Defence’s Defence Science and Technology Organisation and ESL;

“Encumbrance”

any mortgage, charge (fixed or floating), pledge, lien, hypothecation, option, restriction, right of pre-emption, assignment by way of security, reservation of title, trust, set-off, claim, third party interest or right (legal or equitable) or other encumbrance or security interest of any kind however created or arising and any other agreement or arrangement (including a sale and re-purchase arrangement) having similar effect;

“Environmental Legislation”

means all national or local statutes codes or other laws or legislation concerning health safety or matters related to pollution or protection of the environment and all decisions rules regulations ordinances orders notices and directives of the European Community, the United Kingdom Parliament and other official bodies having jurisdiction in respect of such matters;

“ESL”	means ESL Defence Limited particulars of which are contained in part 3 of schedule 1;

“FRS”	means a financial reporting standard issued by The Accounting Standards Board Limited or an SSAP;

“Group”	the Company and the Subsidiaries and “Group Company” means any one of them and “Group Companies” means any two or more of them;

“Intellectual Property”

patents, trade marks, service marks, rights (registered or unregistered) in designs; applications for any of the foregoing; get-up, trade, business or domain names, copyright and topography rights; know-how; lists of suppliers and customers and other confidential and proprietary knowledge and information; rights protecting goodwill and reputation; database rights; rights in inventions (patented or not), trade secrets, operating systems and specifications/procedures and all other intellectual property rights of a similar or corresponding character which may now or in the future subsist in any part of the world;

“ITA”	Inheritance Tax Act 1984;

“JB Shares”	means the 751 A ordinary shares of 10 pence each in the capital of the Company;

“Joint Account”	a joint account set up by the Warrantor’s Solicitors and the Purchaser’s Solicitors at Bristol and West PLC;

“Last Accounts Date”	31 March 2004;

“Loan Notes”	the loan notes issued by the Company and constituted by the loan note instrument dated 3 December 2001 in an aggregate nominal amount of £640,000;

“Management Accounts”	the unaudited accounts of the Group for the 3 month period ended 30 November 2004, a copy of which is in the Disclosure Documents;

“Option Holders’ Shares”	means the 111 ordinary shares of 10 pence each in the capital of the Company;

“Planning Acts”	the Town and Country Planning Act 1990 and any statutory modification or re-enactment thereof;

“Properties”	the leasehold properties short particulars of which are set out in part 1 of schedule 2;

“Property Documents”	all title documents and other documents relating to the Properties, as listed in part 2 of schedule 2;

“Purchaser’s Solicitors”	Nabarro Nathanson of Lacon House, 84 Theobald’s Road, London WC1X 8RW;

“Related Persons”

in relation to any party which is a company, its holding companies and the subsidiary undertakings and associated companies from time to time of such holding companies, all of them and each of them as the context admits;

“Shares”	the JB Shares, the BAE Shares and the Option Holders’ Shares;

“SSAP”	A Statement of Standard Accounting Practice issued by the Accounting Standards Committee and adopted by the Accounting Standards Board Limited;

“Subsidiaries”	all those companies particulars of which are contained in part 3 of schedule 1;

“Tax” and “Taxation”

any tax, and any duty, contribution, impost, withholding, levy or charge in the nature of tax, whether domestic or foreign, and any fine, penalty, surcharge or interest connected therewith and includes without limitation of the foregoing corporation tax, advance corporation tax, income tax (including income tax required to be deducted or withheld from or accounted for in respect of any payment), national insurance and social security contributions, capital gains tax, inheritance tax, value added tax, customs excise and import duties, stamp duty land tax, stamp duty reserve tax, insurance premium tax, air passenger duty, land fill tax and any other payment whatsoever which any person is or may be or become bound to make to any person and which is or purports to be in the nature of taxation;

“TA”	the Income and Corporation Taxes Act 1988;

“Tax Claim”	a claim for breach of the Tax Covenant;

“Tax Covenant”	the covenant in respect of taxation in schedule 4;

“Tax Losses”

the trading losses of Elettronica (UK) Limited which were carried forward pursuant to section 393 ICTA and transferred to Elettronica Systems Limited pursuant to the terms of an agreement dated 30 November 1999;

“Tax Warranties”	the Warranties in paragraph 16 of schedule 3;

“TCGA”	the Taxation of Chargeable Gains Act 1992;

“Utilised Tax Losses”

those Tax Losses which have been specifically utilised by the Company being £315,464 in respect of the financial year of the Company ended 31 March 2002 and £166,645 in respect of the financial year of the Company ended 31 March 2004;

“Warrantor’s Accountants”	Numerica of Charter Court, Third Avenue, Southampton, Hampshire SO15 0AP;

“Warrantor’s Solicitors”	Shoosmiths of Russell House, 1550 Parkway, Solent Business Park, Whiteley, Fareham, Hampshire PO15 7AG;

“Warranty Claim”	a claim for breach of a Warranty;

“Warranties”	the warranties set out in schedule 3 and “Warranty” means any of them; and

“WIPL”	means WIPL Limited (now dissolved).

1.2           In this agreement unless otherwise specified, reference to:

1.2.1        a “subsidiary undertaking” is to be construed in accordance with section 258 of the Companies Act 1985 and a “subsidiary” or “holding company” is to be construed in accordance with section 736 of that Act;

1.2.2        a person being “connected” with another shall be determined in accordance with section 839 of the TA (except that in construing section 839 “control” has the meaning given by section 840 or section 416 of the TA so that there is control whenever section 840 or 416 requires);

1.2.3        a document in the “agreed terms” is a reference to that document in the form approved by each party;

1.2.4        “FA” followed by a stated year means the Finance Act of that year;

1.2.5        “includes” and “including” shall mean including without limitation;

1.2.6        a “party” means a party to this agreement and includes its assignees (if any) and/or the successors in title to substantially the whole of its undertaking and, in the case of an individual, to his or her estate and personal representatives;

1.2.7        a “person” includes any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

1.2.8        a “statute” or “statutory instrument” or “accounting standard” or “EC Directive” or any of their provisions is to be construed as a reference to that statute or statutory instrument or accounting standard or EC Directive or such provision as the same may have been amended or re-enacted before the date of this agreement;

1.2.9        “clauses”, “paragraphs” or “schedules” are to clauses and paragraphs of and schedules to this agreement;

1.2.10      “writing” includes any methods of representing words in a legible form excluding e-mail (other than writing on an electronic or visual display screen or other transitory form);

1.2.11      use of the singular includes the plural and vice versa and use of any gender includes the other genders;

1.2.12      any statute, statutory instrument, regulation, by-law or other requirement of English law and to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, procedure, court, official or any legal concept or doctrine or other expression shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English law or term;

1.2.13      any warranty qualified by reference to the Warrantor’s state of knowledge, belief or awareness shall be deemed to include an additional statement that it has been made after reasonable enquiry into the relevant matter by the Warrantor;

1.2.14      the time of day is reference to time in London, England.

1.3           The schedules form part of the operative provisions of this agreement and references to this agreement shall, unless the context otherwise requires, include references to the schedules.

1.4           The table of contents, the headings and the descriptive notes in brackets relating to provisions of taxation statutes in this agreement are for information only and shall not affect the interpretation of this agreement.

1.5           Any agreement, covenant, representation, warranty, undertaking or liability arising under this agreement on the part of two or more persons shall be deemed to be made or given by such persons on a several basis unless expressly stated otherwise.

2              AGREEMENT TO SELL THE SHARES

2.1           Sale of Shares

The Vendors and the Option Holders shall each sell as legal and beneficial owner and with full title guarantee and the Purchaser shall purchase the Shares with effect from Completion free from all and any Encumbrance and together with all rights attaching thereto.

2.2           Dividends and distributions

The Purchaser shall be entitled to receive all dividends and distributions declared, paid or made by the Company on or after the date of this agreement.

2.3           Rights of pre-emption

The Vendors and the Option Holders each hereby unconditionally and irrevocably waive all rights of pre-emption and any other rights or restrictions over any of the Shares conferred either by the articles of association of the Company or in any other way.

2.4           Sale of all Shares

The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

2.5           Condition Precedent

2.5.1        Completion of this agreement in accordance with clause 4 shall be conditional upon the Warrantor providing evidence reasonably satisfactory to the Purchaser of the filing of a form 1120-F (together with all necessary supporting documentation) for each tax year in which the Group had personnel located in the United States.

2.5.2        The Warrantor shall use reasonable edeavours to procure that the condition in clause 2.5.1 is fulfilled on or before 8 April 2005 and the Purchaser shall have the power to waive the condition or extend the time for its fulfilment.

2.5.3        If the condition referred to in clause 2.5.1 is not satisfied or waived in accordance with this clause 2.5 then the provisions of this agreement with the exceptions of those referred to in clause 19.5.1 shall immediately terminate and cease to have effect without prejudice to any right or remedy in connection with any outstanding breach of this agreement.

3              CONSIDERATION

3.1           The Consideration

The aggregate consideration for the Shares shall be Five Million, Two Hundred Thousand Pounds (£5,200,000) which shall be payable to the Vendors and the Option Holders in the proportions set out in column (4) of part 1, Schedule 1 to this agreement.

3.2           Payment of the Consideration

3.2.1        On Completion the Purchaser shall:-

a)             pay £780,000 into the Joint Account, which shall be retained from the Warrantor’s proportion of the Consideration and which shall be held in and paid out from the Joint Account in accordance with the provisions of this clause 3.4; and

b)            pay £2,815,032.04 by a telegraphic transfer in respect of the remaining part of the Warrantor’s proportion of the Consideration to the client account of the Warrantor’s Solicitors at Royal Bank of Scotland, PO Box 412, 62/63 Threadneedle Street, London EC2R 8LA, account number 21738479, sort code 15 10 00 reference EBG; and

c)             pay £1,085,436.48 by a telegraphic transfer in respect of BAE’s proportion of the Consideration to the client account of BAE’s Solicitors at National Westminster Bank plc, 130 Commercial Road, Portsmouth, Hampshire, account number 00103659, sort code 56-00-64, reference JROM; and

d)            pay £519,531.41 by a telegraphic transfer in respect of the Option Holders’ proportion of the Consideration to the client account of the Warrantor’s Solicitors at Royal Bank of Scotland, PO Box 412, 62/63 Threadneedle Street, London EC2R 8LA, account number 21738479, sort code 15 10 00 reference EBG.

3.3           Acknowledgement of Receipt

Each of the Warrantor’s Solicitors and BAE’s Solicitors are irrevocably authorised to receive the payments to be made pursuant to clause 3.2.1(b), (c) and (d) on behalf of the Vendors and the Option Holders (as appropriate) and payment or delivery to the Warrantor’s Solicitors and BAE’s Solicitors of the relevant amounts shall be a good discharge to the Purchaser and the Purchaser shall not be concerned as to the split of the Consideration between the Vendors or the Option Holders.

3.4           The Joint Account

3.4.1        If the Purchaser serves one or more written notices on the Warrantor on or before the date being 18 months from the date of this agreement (the “Release Date”) stating that it has a bona fide Warranty Claim, Tax Claim or any other claim in respect of any indemnity contained in this agreement against the Warrantor (such notice to contain full details of the claim so far as is practicable) there shall (if such claims have not been settled by written agreement between the Purchaser and the Warrantor) be retained in the Joint Account such aggregate sum as the notices may reasonably specify as the best estimate for the amount of each such claim provided that on or before the Release Date a statement of advice from Counsel of at least 10 years standing confirming that, on a balance of probabilities, any notified claim still outstanding is likely to succeed and the same shall continue to be retained in the Joint Account pending final determination of each such claim and shall be paid out to the Purchaser or the Warrantor as appropriate on the determination of the relevant claim.  A claim shall be treated as determined if:

a)            the claim is withdrawn by the Purchaser by written notice to the Warrantor or the Warrantor ceases to have any liability for the claim pursuant to clause 1.1 of Schedule 5; or

b)            the claim is settled (with or without any payments being made) by written agreement between the Warrantor and the Purchaser; or

c)             the claim is the subject of a judgment of a court of competent jurisdiction.

3.4.2        Interest on the monies in the Joint Account shall be paid to the person who receives the principal payment to which the interest relates.

3.4.3        £260,000 of the monies in the Joint Account (or such lesser amount as is in the Joint Account (after making any retentions for claim(s) of which written notice has been given to the Warrantor in accordance with clause 3.4.1 in all respects save that no statement of advice shall be required from Counsel with regard to the likelihood of success of any such claims until the Release Date (if such claim(s) have not been settled or agreed by such date)) or payments specified in clause 3.4.1 above) shall be paid to the Warrantor on the date being 12 months from the date of this agreement.

3.4.4        The parties to this agreement shall procure that the Purchaser’s Solicitors and the Warrantor’s Solicitors are given instructions from time to time to operate the Joint Account in accordance with the terms of this agreement.  Payments made from the Joint Account shall be net of any tax for which the Purchaser’s Solicitors and the Warrantor’s Solicitors may be accountable as the account holders and any charges and expenses incurred by them in their capacity as account holders.

4              COMPLETION

4.1           Date and place

Completion shall take place immediately following the satisfaction of the condition referred to in clause 2.5.1 at the offices of the Warrantor’s Solicitors.

4.2           Warrantor’s obligations

At Completion the Warrantor shall deliver to the Purchaser:

4.2.1        duly executed transfers of the JB Shares in favour of the Purchaser (or as it may direct) accompanied by the relative share certificates;

4.2.2        written resignations in the agreed terms of Clive Dolan, John Roulston and John Burrows as directors of each Group Company;

4.2.3        the written resignation of the auditors of each Group Company in the agreed terms to take effect on the Completion Date;

4.2.4        the certificates of incorporation and any certificates of incorporation on change of name, cheque books (and all unused cheques), statutory books and minute books of each Group Company duly written up to date and share certificate books of each Group Company;

4.2.5        the Property Documents;

4.2.6        the duly signed Disclosure Letter with the Disclosure Documents;

4.2.7        to the extent not in the possession of any Group Company, all books of account or records as to customers and/or suppliers and other records and all insurance policies in any way relating to or concerning the businesses of any Group Company;

4.2.8        a release and acknowledgement in the agreed terms duly executed as a deed, releasing each Group Company and their respective officers or employees from any liability whatsoever (actual or contingent) which may be owing to the Vendors or connected persons by any Group Company;

4.2.9        evidence that the Warrantor has paid the Company £21,000 in respect of the Mercedes vehicle;

4.2.10      the Deed of Variation executed by Victor Jardine McMullan in agreed terms and each of the Consultancy Agreement and Compromise Agreement executed by John Trevor Burrows in agreed terms;

4.2.11      letters in agreed terms from ESL to each of Steve Pilling, Joanna Fowler, Steve Holloway, Vince Bush and Lynn Benson regarding bonus payments duly executed by ESL;

4.2.12      the DSTO Licence duly executed by all parties;

4.2.13      DSTO consent to the sale of the Shares as contemplated by this agreement together with a statement from the Warrantor that the conditions pursuant to which such consent has been given have been met as at the Completion Date (to the extent such confirmation can be given, given the nature of such conditions);

4.2.14      a letter from Tenix Defence Pty Limited addressed to ESL consenting to the sale of the Company as contemplated by this agreement as required under clause 8.1.2 of a Teaming Agreement between Elettronica (UK) Limited (1) and Vision Abell Pty Ltd (2) dated 3 February 1998 (Elettronica (UK) Limited’s interest in such agreement having been assigned to ESL pursuant to a hive down of the Business from Elettronica (UK) Limited to ESL in 1999);

4.2.15      a waiver from Elettronica (UK) Limited and Elettronica SpA of any prior breach by any Group Company of clause 10 of the share purchase agreement (“Elettronica Agreement”) made between Elettronica SPA (1) Waldron Technologies Limited (2), the Warrantor (3), Elettronica (UK) Limited (4) and Elettronica Systems Limited (5) dated 30 November 1999 and any subsequent arrangements entered into by any such parties and any Group Company in respect of the Tax Losses and a release from Elettronica (UK) Limited and Elettronica SpA of any further obligations which may be imposed on any member of the Group in relation to the Tax Losses, such waiver and release to be in agreed form and duly executed by the parties thereto together with evidence of the payment by the Warrantor to Elettronica (UK) Limited and Elettronica SpA of the £75,000 referred to in such waiver; and

4.2.16      deeds of assignment between Elettronica (UK) Limited and ESL regarding patents and a trademark in agreed terms duly executed by the parties thereto.

4.3           BAE’s Obligations

At Completion BAE shall deliver to the Purchaser duly executed transfers of the BAE Shares in favour of the Purchaser (or as it may direct) accompanied by the relative share certificates.

4.4           Repayments, guarantees etc

The Vendors shall procure that at Completion:

4.4.1        there are repaid all sums (if any) owing to each Group Company by the Vendors or by the directors of each Group Company or any of their respective connected persons except those arising in the ordinary course of trade;

4.4.2        each Group Company is released from any guarantee, suretyship, indemnity, bond, letter of comfort or Encumbrance or other similar obligation given or incurred by it which relates in whole or in part to debts or other liabilities or obligations, whether actual or contingent, of any person.

4.5           Option Holders’ Obligations

At Completion the Option Holder shall deliver to the Purchaser duly executed transfers of the Option Holders’ Shares in favour of the Purchaser (or as it may direct) accompanied by the relative share certificates.

4.6           Return of property

The Warrantor shall procure at Completion that each person resigning under clause 4.2.2 and any connected person of the Warrantor or of any such persons will deliver to the Purchaser any assets or documents of each Group Company in their possession including without limitation motor vehicles and the keys and registration documents to them, any company credit cards and any computers or communication equipment.

4.7           Board resolutions of each Group Company

On Completion the Vendors shall procure the passing of board resolutions of each Group Company in the agreed terms, including:

4.7.1        in the case of the Company, approving the registration of the share transfers referred to in clause 4.2.1 subject only where necessary to their being duly stamped;

4.7.2        appointing such person/s as the Purchaser shall reasonably require as director(s) and accepting the resignations referred to in clause 4.2.2 so as to take effect at the close of the meeting;

4.7.3        changing its accounting reference date to December 31;

4.7.4        accepting the resignation referred to in clause 4.2.3 and appointing KPMG as auditors of each Group Company so as to take effect at the close of the meeting;

4.7.5        in the case of the Company, approving the Consultancy Agreement, the Deed of Variation and the Compromise Agreement; and

4.7.6        revoking all existing authorities to bankers in respect of the operation of its bank accounts and giving authority in favour of such persons as the Purchaser may nominate to operate such accounts, and shall hand to the Purchaser duly certified copies of such resolutions and copies of the Consultancy Agreement, the Deed of Variation and the Compromise Agreement each executed by the Company.

4.8           Purchaser’s obligations

Subject to the Vendors complying with their respective obligations under clauses 4.2, 4.3, 4.4 and 4.5 the Purchaser shall:

4.8.1        make the payments referred to in clause 3.2;

4.8.2        acknowledge the payment by the Company to the Warrantor of £100,000 in full and final settlement of any and all amounts outstanding (including accrued interest) pursuant to the terms of the Loan Notes (as amended from time to time); and

4.8.3        pay the Warrantor and the Option Holders £34,500 in satisfaction of the Purchaser’s obligation to pay half the £75,000 amount referred to in clause 4.2.15 (adjusted to account for the amount of £3,000 due from the Warrantor and the Option Holders to the Purchaser in connection with the price of an environmental report) .

4.9           Default on Completion

If in any respect the obligations of either party are not complied with on the date of Completion applicable under clause 4.1, the party not in default may by means of a notice in writing served on the party in default:

4.9.1        defer Completion to a date not more than 28 days after the date set by clause 4.1 (and so that the provisions of this clause 4 shall apply to Completion as so deferred); or

4.9.2        proceed to Completion so far as practicable (without prejudice to its rights under this agreement); or

4.9.3        terminate this agreement without prejudice to the rights and liabilities which accrued prior to termination, which shall continue to subsist.

4.10         Tax Covenant

The provisions of schedule 4 shall have effect from and after Completion.

5              WARRANTIES

5.1           Incorporation of schedule 3

5.1.1        The Warrantor hereby warrants (and warrants at all times after the date of this agreement until Completion with reference to the facts which shall then exist) to the Purchaser and its successors in title that the Warranties are true and accurate.

5.1.2        The Warrantor acknowledges that the Purchaser has entered into this agreement in reliance upon (inter alia) the Warranties.

5.1.3        Save as expressly otherwise provided, the Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of schedule 3.

5.1.4        The liability of the Warrantor under the Warranties shall be limited in accordance with schedule 5.

5.2           Information from the Company

Save as otherwise set out herein, any information supplied by or on behalf of each Group Company to or on behalf of the Warrantor in connection with the Warranties, the Disclosure Letter or otherwise in relation to the business and affairs of each Group Company shall not constitute a representation or warranty or guarantee as to the accuracy thereof by any Group Company in favour of the Warrantor, and the Warrantor undertakes to the Purchaser that he will not bring any and all claims which any of them might otherwise have against any Group Company or any of their respective directors, employees, agents or advisers in respect thereof.

5.3           Damages

5.3.1        Without restricting the rights of the Purchaser or the ability of the Purchaser to claim damages on any basis available to it if the Warrantor is in breach of any of the Warranties the Warrantor shall pay to the Purchaser on demand the amount necessary to put the Company into the position which would have existed if the said Warranty or Warranties had not been breached.

5.3.2        Any amount paid by the Warrantor to the Purchaser as damages for breach of the Warranties shall be treated as a reduction or refund of the Consideration.

6              PROTECTION OF GOODWILL

6.1           The Warrantor hereby undertakes to the Purchaser to procure that (except as otherwise agreed in writing with the Purchaser) he will not either solely or jointly with any other person (either on his own account or as the agent of any other person) for a period of 3 years from Completion carry on or be engaged or concerned or (except as the holder of shares in a listed company which confer not more than 1% of the votes which can generally be cast at a general meeting of the company) interested directly or indirectly in a business which competes with the Business.

6.2           Victor Jardine McMullan hereby undertakes to the Purchaser to procure that (except as otherwise agreed in writing with the Purchaser) he will not either solely or jointly with any other person (either on his own account or as the agent of any other person) for a period of the lesser of 18 months from Completion and 6 months following the termination of his employment by the Company carry on or be engaged or concerned or (except as the holder of shares in a listed company which confer not more than 1% of the votes which can generally be cast at a general meeting of the company) interested directly or indirectly in a business which competes with the Business.

6.3           The Warrantor hereby undertakes to procure that (except as otherwise agreed in writing with the Purchaser) he will not either solely or jointly with any other person (either on its own account or as agent of any other person):

6.3.1        for a period of 3 years from Completion solicit or accept the custom of any person in respect of goods or services competitive with those manufactured or supplied by the Group during the period of 12 months immediately prior to Completion, such person having been a customer of the Group in respect of such goods or services during such period;

6.3.2        for a period of 3 years from Completion induce, solicit or endeavour to entice to leave the service or employment of any member of the Group any person who during the period of 12 months prior to Completion was an employee of any member of the Group likely (in the opinion of the Purchaser) to be:

a)             in possession of confidential information relating to; or

b)            able to influence the customer relationships or connections of; or

c)             able to influence the technology or inventions of,

any member of the Group or the Business; or

6.3.3        use any trade or domain name or e-mail address used by any member of the Group at any time during the 12 months immediately preceding the date of this agreement or any other name intended or likely to be confused with any such trade or domain name or e-mail address.

6.4           The Warrantor and Victor Jardine McMullan undertakes to and covenants with the Purchaser that he will not at any time after Completion do or say anything which is intended to damage the goodwill or reputation of any member of the Group or the Group as a whole or which may lead to a person to cease to do business with any member of the Group on substantially equivalent terms to those previously offered or not engage in business with any member of the Group.

6.5           The Warrantor and Victor Jardine McMullan each agree that the undertakings contained in this clause 6 are reasonable and are entered into for the purpose of protecting the goodwill of the business of each member of the Group.

6.6           Each undertaking contained in this clause 6 is and shall be construed as separate and severable and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade or unenforceable in whole or in part for any reason the remaining undertakings or parts thereof, as appropriate, shall continue to bind the Warrantor and/or Victor Jardine McMullan (as appropriate).

6.7           If any undertaking contained in this clause 6 shall be void but would be valid if deleted in part or reduced in application, such undertaking shall apply with such deletion or modification as may be necessary to make it valid and enforceable.  Without prejudice to the generality of the foregoing, such period (as the same may previously have been reduced by virtue of this clause 6.6) shall take effect as if reduced by 6 months until the resulting period shall be valid and enforceable.

7              CONFIDENTIAL INFORMATION

7.1           The Warrantor shall not, and shall procure that none of his connected persons shall, use or disclose to any person Confidential Information.

7.2           Clause 7.1 does not apply to:

7.2.1        disclosure of Confidential Information to or at the written request of the Purchaser;

7.2.2        use or disclosure of Confidential Information required to be disclosed by law, regulation, any revenue authority or the London Stock Exchange;

7.2.3        disclosure of Confidential Information to lawyers and/or accountants for the purpose of advising the Warrantor in connection with the transaction contemplated by this agreement; or

7.2.4        Confidential Information which the Warrantor can prove is in the public domain other than by a breach by the Warrantor of clause 7.1.

8              ANNOUNCEMENTS

8.1           Subject to clause 19.4.3, no party shall disclose the making of this agreement nor its terms nor any other agreement referred to in this agreement (except those matters set out in the press release in the agreed terms) and each party shall procure that each of its Related Persons and connected persons and its professional advisers shall not make any such disclosure without the prior consent of the other party unless disclosure is:

8.1.1        to its professional advisers; or

8.1.2        required by law or the rules of the UK Listing Authority, the London Stock Exchange or the New York Stock Exchange or other regulatory body and disclosure shall then only be made by that party:

a)             after it has taken all such steps as may be reasonable in the circumstances to agree the contents of such announcement with the other party before making such announcement and provided that any such announcement shall be made only after notice to the other party; and

b)            to the person or persons and in the manner required by law or the UK Listing Authority, the London Stock Exchange or the New York Stock Exchange or other regulatory body or as otherwise agreed between the parties.

8.2           Clause 8.1 does not apply to announcements, communications or circulars made or sent by the Purchaser after Completion to customers, clients or suppliers of the Company to the extent that it informs them of the Purchaser’s acquisition of the Shares or to any announcements containing only information which has become generally available.

8.3           The restrictions contained in clause 8.1 shall apply without limit of time and whether or not this agreement is terminated.

9              COSTS

Unless expressly otherwise provided in this agreement each of the parties shall bear their own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Shares.

10           EFFECT OF COMPLETION

10.1         The terms of this agreement (insofar as not performed at Completion and subject as specifically otherwise provided in this agreement) shall continue in force after and notwithstanding Completion.

10.2         The remedies of the Purchaser in respect of any breach of any of the Warranties shall continue to subsist notwithstanding Completion.

11           FURTHER ASSURANCE

11.1         The Vendors shall (at their cost and expense) use all reasonable endeavours to do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as the Purchaser may from time to time reasonably require for the purpose of giving the Purchaser the full legal and beneficial title to the Shares and otherwise giving the Purchaser the full benefit of this agreement (including, but not limited to, the recordal of the patent and trademark assignments referred to in clause 4.2.16 at the UK Patents and Trademarks Office).

11.2         The Purchaser shall (at the cost and expense of the Warrantor unless otherwise specified in this agreement) use all reasonable endeavours to do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as the Vendors may from time to time reasonably require for the purpose of giving the Vendors the full benefit of the provisions of this agreement.

12           ENTIRE AGREEMENT

12.1         Each party acknowledges and agrees with the other parties that:-

12.1.1      this agreement together with any documents referred to in this agreement (together the “Transaction Documents”) constitute the entire and only agreement between the parties and their respective Related Persons relating to the subject matter of the Transaction Documents;

12.1.2      neither it nor any of its Related Persons have been induced to enter into any Transaction Document in reliance upon, nor have they been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them have been, it (acting on behalf of itself and as agent on behalf of each of its Related Persons) unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto.

12.2         Nothing in this clause shall, however, operate to limit or exclude any liability for fraud.

13           VARIATIONS

This agreement may be varied only by a document signed by all of the parties to it.

14           WAIVER

14.1         A waiver of any term, provision or condition of, or consent granted under, this agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

14.2         No failure or delay on the part of any party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.3         No breach of any provision of this agreement shall be waived or discharged except with the express written consent of the Vendors and the Purchaser.

14.4         The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

15           INVALIDITY

15.1         If any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

15.1.1      the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

15.1.2      the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision, shall not be affected or impaired in any way.

16           NOTICES

16.1         Any notice, demand or other communication (“Notice”) given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered personally or sent by fax or prepaid first class post (registered air mail if posted to or from a place outside the United Kingdom):-

In the case of the Purchaser to:

AAI Corporation, 124 Industry Lane, Hunt Valley, Maryland 21030, USA

Fax: 001 410 683 6498

Attention: Thomas R. Kubik, Vice President, Strategy and Planning

With a copy to:

Jonathan A. Greenberg

Vice President, General Counsel and Secretary

AAI Corporation, 124 Industry Lane, Hunt Valley, Maryland 21030, USA

Fax: 001 410 683 6498

In the case of the Warrantor to:

The Waldrons, 27 Crawley Down Road, Felbridge, East Grinstead, West Sussex RH19 2NT

Attention:              John Burrows

In the case of BAE:

Christopher Martin Road, Basildon, Essex, SS14 3EL

Fax:  01268 887545

Attention:  Oskar Ekstrom

In the case of the Option Holders to:

14 Kenilworth Gardens, West End, Southampton, Hampshire SO30 3RE

Fax: 023 80 744200

Attention:    Joanna Fowler

AND

45 Brandon Court, Lawrence Road, Southsea, Hampshire PO5 1PF

Fax: 02380 744200

Attention: Victor Jardine McMullan

16.2         Any Notice shall be deemed to have been duly given or made as follows:

16.2.1      if personally delivered, at the time of delivery;

16.2.2      if sent by first class post, two Business Days after the date of posting;

16.2.3      if sent by registered air mail, four Business Days after the date of posting; and

16.2.4      if sent by fax, at the time of transmission,

provided that if, in accordance with the above provisions, any Notice would otherwise be deemed to be given or made outside 9.00am – 5.00pm on a Business Day such Notice shall be deemed to be given or made at 9.00am on the next Business Day.

16.3         A party may notify the other party to this agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause 16.1 provided that such notification shall only be effective on:

16.3.1      the date specified in the notification as the date on which the change is to take place; or

16.3.2      if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

16.4         The provisions of this clause 16 will not apply in the case of service of process relating to any proceeding, suit or action to the extent that such provisions are inconsistent with Part 6 of the Civil Procedure Rules 1998.

17           COUNTERPARTS

This agreement may be executed in any number of counterparts which together shall constitute one agreement.  Any party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by all parties.

18           GOVERNING LAW AND JURISDICTION

18.1         This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with English law.

18.2         Each of the parties to this agreement irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this agreement (respectively, “Proceedings” and “Disputes”) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England and Wales.

18.3         Each party irrevocably waives any objection which it might at any time have to the courts of England and Wales being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England and Wales are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgement in any Proceedings or Disputes brought in any court referred to in this clause 18 shall be conclusive and binding upon the parties and may be enforced in the courts of any other jurisdiction.

19           OTHER PROVISIONS

19.1         Time of the essence

Time shall be of the essence of this agreement, both as regards both the dates and periods mentioned and as to any dates and periods that may by agreement between the parties be substituted for any of them.

19.2         Assignment

19.2.1      This agreement shall be binding upon and enure for the benefit of the successors in title to the parties but, except as set out in clause 19.2.2, shall not be assignable by any party without the prior written consent of the other.

19.2.2      The Purchaser may assign the benefit of this agreement (including, without limitation, the Warranties) to any successor in title or any subsequent purchaser of the Shares or in connection with the granting of any security by the Purchaser.

19.2.3      Subject to and upon any assignment permitted by this agreement, any assignee of the parties shall in its own right be able to enforce any term of this agreement in accordance with its terms as if it were a party, but until such time any such assignee of the parties shall have no such rights whether as a third party or otherwise.

19.3         Post completion matters

19.3.1      The Vendors and the Option Holders declare that for as long as either of them remain the registered holder of the Shares after Completion they will each:

a)             hold the Shares and the dividends and any other moneys paid or distributed in respect of them after Completion and all rights arising out of or in connection with them in trust for the Purchaser;

b)            deal with the Shares and all such dividends, distributions and rights as the Purchaser may direct for the period between Completion and the day on which the Purchaser is entered in the register of members of the Company as the holder of the Shares.

19.3.2      Each of the Vendors and the Option Holders appoint the Purchaser as its/his attorney for the purpose of exercising any rights, privileges or duties attaching to the Shares including receiving notices of and attending and voting at all meetings of the members of the Company.

19.3.3      For the purposes of clause 19.3 each of the Vendors and the Option Holders authorise:

a)             the Company to send any notices in respect of their share holdings to the Purchaser;

b)            the Purchaser to complete and return proxy cards, consents to short notice and any other document required to be signed by the Purchaser as a member.

19.4         Confidentiality

19.4.1      Except as referred to in clause 19.4.2, each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this agreement which relates to the provisions or subject matter of this agreement, to any other party to this agreement to or the negotiations relating to this agreement.

19.4.2      Any party may disclose information which would otherwise be confidential if and to the extent:

a)             it is required to do so by law or any securities exchange or regulatory or governmental body to which it is subject wherever situated;

b)            it considers it necessary to disclose the information to its professional advisers, auditors and bankers provided that it does so on a confidential basis;

c)             the information has come into the public domain through no fault of that party; or

d)            each party to whom it relates has given its consent in writing.

19.4.3      The Purchaser acknowledges that BAE may be required to disclose the existence (but not the provisions of) this agreement in connection with discussions currently being held with FinnMechanica and agrees to such disclosure provided that the form and content of any such disclosure is first approved by the Purchaser (such approval not to be unreasonably withheld or delayed).

19.5         Termination

Without prejudice to any remedy available to any party arising out of any outstanding breach of this agreement on the part of any other party, if this agreement is terminated in accordance with its terms, the following shall occur:

19.5.1      the restrictions contained in clause 7 (Confidential Information) and clause 8 (Announcements) shall continue to apply; and

19.5.2      except as referred to in clause 19.5.1 all obligations of the Purchaser and the Vendors under this agreement shall cease.

20           BAE WARRANTIES

BAE hereby warrants to the Purchaser and its successors in title that the following statements are true and accurate:

20.1         BAE is the only legal and beneficial owner of the BAE Shares; and

20.2         there is no Encumbrance in relation to any of the BAE Shares.

21           OPTION HOLDERS’ WARRANTIES

The Option Holders hereby warrants to the Purchaser and its successors in title in respect of the Shares set out against their name set out in schedule 1 that the following statements are true and accurate:

21.1         The Option Holder is the only legal and beneficial owner of the Option Holders Shares; and

21.2         there is no Encumbrance in relation to any of the Option Holders Shares.

22            SHAREHOLDER’S AGREEMENT RELEASE

The Vendors hereby confirm that they have not received any distributions of any profits of any Group Company either as contemplated by clause 10 of a certain Shareholders Agreement relating to ESL Defence Limited between the Vendors dated 3 December 2001 or otherwise since the Last Accounts Date and that they waive any rights they may have to receive any such profits.

23            AVCOMM CONTRACT

23.1         The Warrantor hereby warrants to the Purchaser that:

23.1.1      the total cost of sales referred to in Disclosure Document 63 incurred under contract number AVCOMM0024 as amended (the last amendment being dated 8th March 2005) (the “AVCOMM Contract”) when the Company has performed all its obligations as defined in the Contract, will not exceed £618,987

23.1.2      the amount of invoiced sales (as listed in Disclosure Document 63) which are yet to be received by the Company in respect of the Contract will not be less than £317,513 in each case PROVIDED THAT the Purchaser shall manage or procure the management of the AVCOMM Contract in substantially the same way after as before Completion (having particular regard (but without limitation) to the number and quantity of personnel working on such contract)

The Warrantor agrees to indemnify Purchaser for any breach of this warranty to the extent only that such breach results in the gross margin (being the total actual revenue received less the total actual cost of sales) received by the Company under the Contract being less than £460,464. The parties agree that the limitations set forth in Schedule 5 of this Agreement shall not apply in respect of any breach of the warranty contained in this clause 23 and such warranty is given without regard to any statement set forth in the Disclosure Letter (such that any matter disclosed by the Disclosure Letter shall not limit the scope of this warranty).

24           POST SIGNING UNDERTAKINGS AND RIGHT OF RESCISSION

24.1         The Warrantor undertakes to the Purchaser that:

24.1.1      between the date of this agreement and Completion he shall not, by act or omission, knowingly cause the Warranties, other than as disclosed in the Disclosure Letter in accordance with the provisions of paragraph 1.3 of schedule 5, to be untrue, inaccurate or misleading;

24.1.2      upon becoming aware prior to Completion of the impending, threatened or actual occurrence or non-occurrence of any matter, event or circumstance (including any omission to act) which:

a)             does or would or might reasonably be expected to cause or constitute a material breach of any of the Warranties, other than as disclosed in the Disclosure Letter in accordance with the provisions of this agreement; or

b)            would or might reasonably be considered to give rise to a Tax Claim or claim under the indemnity in clause 23 hereof;

he will promptly give written notice of such event to the Purchaser before Completion with sufficient details (as known at that time by the Warrantor) to enable the Purchaser to assess accurately the impact of such event and if so requested by the Purchaser to use all reasonable endeavours promptly to prevent or remedy the same; and

24.1.3      during the period from the date of this agreement until Completion the business of the Company shall be carried on in the ordinary and normal course to maintain the same as a going concern.

24.2         If at any time on or before Completion the Purchaser becomes aware:

24.2.1      that the Warrantor has failed to comply with his obligations or breaches any of his undertakings under clause 24.1; or

24.2.2      of any fact or circumstance that amounts to or may (in the opinion of the Purchaser acting reasonably) amount to a breach of any of the Warranties or the Tax Covenant or which may give rise to a claim under the indemnity in clause 23 hereof, then in either case:

if such breach or breaches would have a material adverse affect on the business of any Group Company (which solely for the purposes of this clause 24.2 shall mean having a financial affect in aggregate of £100,000 or more (excluding costs and interest)) or which affects the ability of the Vendors and/or the Option Holders to sell and transfer all the Shares pursuant to the terms of this agreement then the Purchaser shall at any time prior to Completion be entitled to rescind this agreement by notice in writing to the Vendors and the Option Holders.  The Purchaser acknowledges that if it rescinds this Agreement pursuant to this clause 24.2.2 it shall not be entitled to make or have any claim against the Warrantor whatsoever in respect of this Agreement.

24.3         The exercise of, or failure to exercise, any right set out in clause 24.2 shall not constitute a waiver of that right or any other right or remedy available to the Purchaser arising out of or in connection with this agreement.  The right of rescission granted to the Purchaser in clause 24.2 is in addition to any right of rescission of the Purchaser under any statute or at common law.

IN WITNESS whereof this agreement is executed and delivered as a deed the day and year first above written:

EXECUTED as a DEED by	)
JOHN TREVOR BURROWS	)	/s/ John Trevor Burrows
in the presence of:	)

Witness signature	/s/ Sharon Ridley

Name	Sharon Ridley

Address	Russel House, 1550

Parkway, Whiteley

Fareham, UK
Occupation
Trainee Solicitor

EXECUTED as a DEED by	)
AAI CORPORATION	)
acting by	)	/s/ James H. Perry
and :	)	Director
)

/s/ Jonathan A. Greenberg
Director/Secretary

EXECUTED as a DEED by	)
BAE AVIONICS SYSTEMS LIMITED	)
acting by	)	/s/
and :	)	Director
)

/s/
Director/Secretary

EXECUTED as a DEED by	)

VICTOR JARDINE MCMULLAN	)	/s/ V.J. McMullan

in the presence of:	)

Witness signature	/s/ Sharon Ridley

Name	Sharon Ridley

Address	Russel House, 1550

Parkway, Solent

Whiteley, UK
Occupation
Trainee Solicitor

EXECUTED as a DEED by	)

JOANNA FOWLER	)	/s/ Joanna Fowler

in the presence of:	)

Witness signature	/s/ Sharon Ridley

Name	Sharon Ridley

Address	Russel House, 1550

Parkway, Solent

Whiteley, UK
Occupation
Trainee Solicitor

SCHEDULE 1

Part 1

Particulars of the Shareholders

(1)	(2)	(3)	(4)
Names and addresses	Number of Shares owned	Number of Shares to be sold	Proportion of the Consideration

John Trevor Burrows The Waldrons 27 Crawley Down Road Felbridge East Grinstead West Sussex RH19 2NT	751 A Ordinary Shares	751 A Ordinary Shares	67.59677%

BAE Systems Avionics Limited Warwick House PO Box 87 Farnborough Aerospace Centre Farnborough Hampshire	249 B Ordinary Shares	249 B Ordinary Shares	22.41224%

Victor Jardine McMullan 45 Brandon Court, Lawrence Road, Southsea, Hampshire PO5 1PF	74 Ordinary Shares	74 Ordinary Shares	6.66066%

Joanna Fowler 14 Kenilworth Gardens, West End, Southampton, Hampshire SO30 3RE	37 Ordinary Shares	37 Ordinary Shares	3.33033%

Part 2

Particulars of the Company

1. Registered number:	4295616

2. Registered office:	Charter Court, Third Avenue, Southampton, Hampshire SO15 0AP

3. Date and place of incorporation	United Kingdom – 28 September 2001

4. Class of company	Private, limited by shares

5. Authorised share capital:	10,000 ordinary shares of 10 pence each

6. Issued share capital:	751A ordinary shares of 10 pence each and 249 B ordinary shares of 10 pence each

7. Auditors:	HLB AV Audit Plc

8. VAT number	Not applicable

9. Tax district and reference:	664 94421 02914

10. Accounting reference date:	31 March

11. Secretary:	Secretarial Law Limited

12. Mortgages and charges:	Debenture in favour of National Westminster Bank Plc

13. Subsidiary undertakings:	ESL Defence Limited

Part 3

Particulars of the Subsidiary

ESL Defence Limited

1. Registered number:	02642013

2. Registered office:	Charter Court, Third Avenue, Southampton, Hampshire SO15 0AP

3. Date and place of incorporation	United Kingdom – 30 August 1991

4. Class of company	Private, limited by shares

5. Authorised share capital:	1,000 ordinary shares of £1.00 each

6. Issued share capital:	100 ordinary shares of £1.00

7. Secretary:	Numerica Secretaries Limited

8. VAT number	744 796780

9. Tax district and reference:	486 93700 02483

10. Accounting reference date:	31 March

11. Auditors:	HLB AV Audit Plc

12. Mortgages and charges:	Mortgage Debenture in favour of National Westminster Bank Plc and a Charge for Deposit in favour of National Westminster Bank Plc

13. Subsidiary undertakings:	ESL Defence LLC (US company)

ESL Defence LLC

Company Limited Liability Number:	0444274

Address:	West Park Point, 401 West Park Court, Suite 200, Peachtree City, GA 30269 USA

Registered:	In the State of Tennessee

Number of Members: 2	2

Subsidiary Undertakings:	None

Part 4

Particulars of Directors of the Company

Full names	Usual address

John Trevor Burrows	The Waldrons 27 Crawley Down Road Felbridge East Grinstead West Sussex RH19 2NT

Clive Ian Dolan	Culross Manor Wimlands Lane Faygate West Sussex RH12 4SP

Victor Jardine McMullan	45 Brandon Court Lawrence Road Southsea Hampshire PO5 1PI

John Francis Roulston	35 Barwall Road Trinity Edinburgh EH5 3RP

Alvin Wilby	Oakleu The Drove Horton Heath Hampshire SO50 7NW

SCHEDULE 2

Part 1

The Properties

Leasehold Properties

Address	Title number and class of title (if registered)	Use

Unit 16 Compass Point, Ensign Way, Hamble, Southampton, Hampshire as more particularly described in a lease dated 27 May 2002 between (1) The James Hay Pension Trustees Limited and (2) ESL Defence Limited

	Not applicable	Use within class B1 of the Town and Country Planning (Use Classes) Order 1987

Unit 17 Compass Point, Ensign Way, Hamble, Southampton, Hampshire as more particularly described in a lease dated 13 June 2002 between (1) The James Hay Pension Trustees Limited and (2) ESL Defence Limited

	Not applicable	Use within class B1 of the Town and Country Planning (Use Classes) Order 1987

West Park Point, 401 West Park Court, Suite 200, Peachtree City, GA 30269, USA	Not applicable	Use within Class ‘A’ – which is defined as office suites for sub-lease; and whereas Tenant desires to sub-lease a portion of the space from the Landlord on a monthly basis

Part 2

List of the Property Documents

Unit 16 Compass Point, Ensign Way, Hamble

1              Underlease dated 27 May 2002 made between (1) James Hayes Pension Trustees Limited and (2) ESL Defence Limited.

2              Lease dated 27 May 2002 made between (1) Bremplan Limited and (2) The James Hay Pension Trustees Limited.

3              Official copy of register entries for title number HP616406 dated 16 December 2004

Unit 17 Compass Point, Ensign Way, Hamble

4              Underlease dated 13 June 2002 made between (1) James Hayes Pension Trustees Limited and (2) ESL Defence Limited.

5              Lease dated 13 June 2002 made between (1) Bremplan Limited and (2) The James Hay Pension Trustees Limited.

6              Official copy of register entries for title number HP616404 dated 16 December 2004

Unit 16 and 17 Compass Point, Ensign Way, Hamble

7              Official copy of register entries and title plan for title number HP333503 dated 24 August 2004.

US Property

8              Lease dated 22 July 2003 made between (1) Peachtree Executive Suites LLC and (2) ESL Defence Limited.

SCHEDULE 3

Warranties

1              THE COMPANY, THE SHARES AND SUBSIDIARIES

1.1           Incorporation and Existence

Each Group Company is a limited company incorporated under English law and has been in continuous existence since incorporation.

1.2           The Shares

1.2.1        The Warrantor is the only legal and beneficial owner of the JB Shares.

1.2.2        There is no Encumbrance in relation to any of the JB Shares or any unissued shares in the capital of any of the Group Companies.  No person has claimed to be entitled to an Encumbrance in relation to any of the Shares.

1.2.3        Other than the Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, a share in the capital of any of the Group Companies (including any option or right of pre-emption or conversion).

1.2.4        All information contained in Schedule 1 is accurate and complete.

2              ACCOUNTS

2.1           General

2.1.1        The Accounts were prepared in accordance with the historical cost convention.

2.1.2        The Accounts:

a)             complied with the requirements of the Companies Acts and other relevant statues applicable as at the Last Accounts Date;

b)            complied with all current SSAPs and FRSs applicable to a United Kingdom company applicable as at the Last Accounts Date;

c)             are not affected by any extraordinary, exceptional or non-recurring item;

d)            make provision or reserve, in accordance with the principles set out in the notes included in the Accounts, for all Taxation liable to be assessed on the Group or for which it may be accountable.

2.1.3        No part of the amounts included in the Accounts, or subsequently recorded in the books of any Group Company, as owing by any debtors is overdue by more than twelve weeks, or has been released on terms that any debtor pays less than the full book value of his debt or has been written off or has proved to any extent to be irrecoverable or is now regarded by the Group as irrecoverable in whole or in part.

2.1.4        The Accounts show a true and fair view of:

a)             the assets, liabilities, financial position and state of affairs of the Group Companies at the Last Accounts Date; and

b)            the profits and losses for the financial year ended on the Last Accounts Date of the Group Companies.

2.2           Liabilities

The Accounts make full provision or reserve for or disclose all liabilities (including all contingent or deferred liability to tax) of the Group Companies whether actual, contingent or otherwise.

2.3           Accounting and Other Records

The books of accounts and all other records of the Group Companies are up-to-date and are true and complete in all material respects in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom and all such books of account and records are in the possession of the Group Companies.

2.4           Management Accounts

The Management Accounts of ESL have been prepared by the Company, are in its possession and show with reasonable accuracy the state of affairs of the Group as at and for the period in respect of which they have been prepared, but it is hereby acknowledged by the Purchaser that they are not prepared on a statutory basis.

2.5           Accounts

The Accounts were prepared on bases and in accordance with policies consistent with those adopted in preparing the audited accounts of the Group Companies for the three financial periods preceding that ended on the Accounts Date and there has been no change in such policies in any such accounting periods.

3              CORPORATE MATTERS

3.1           Directors and Shadow Directors

3.1.1        The only directors of each Group Company are the persons whose names are listed in relation to each Group Company in Part 4 of Schedule 1.

3.1.2        No person is a shadow director (within the meaning of the Companies Act 1985, section 741) of any Group Company but is not treated as one of its directors for all the purposes of that Act.

4              ASSETS

4.1           Title and Condition

Excluding the Property, there are no Encumbrances, nor have any of the Group Companies agreed to create any Encumbrances, over any tangible part of its undertaking or assets and each tangible asset (excluding the Property) used by the Group Companies is:

4.1.1        legally and beneficially owned by the Group; and

4.1.2        where capable of possession, in the possession of the Group.

4.2           Retention of Title

No Group Company has purchased any stock, goods or materials from any of its suppliers on terms that property in it does not pass until full payment is made or all indebtedness discharged except in the ordinary course of trade.

4.3           Insurance

No claim is outstanding or may be made under any of the insurance policies which were, immediately prior to Completion, in place in respect of any Group Company and no circumstances exist which are likely to give rise to such a claim.

4.4           The assets owned or used by each Group Company comprise all the assets required to enable the relevant Group Company to carry on its business in the ordinary and usual course without assistance from any other person.

4.5           All plant, machinery, vehicles and equipment used by any Group Company is in good working order, has been properly maintained as and when necessary, complies with any applicable legal requirements or restrictions (including all safety regulations required to be observed under such UK legislation as is applicable at Completion) and the terms of any applicable leasing or similar agreement and none is, so far as the Warrantor is aware, in need of renewal or replacement or unsuitable for the purpose for which it is used.

4.6           No Group Company has acquired any asset on terms which were not by way of bargain at arm’s length.

4.7           All trading stock of each Group Company is of satisfactory quality (as defined in the Sale of Goods Act 1979), saleable in the ordinary and usual course of business and is in quantities which are adequate but do not exceed the relevant Group Company’s reasonably anticipated requirements and is not slow moving or obsolete.

4.8           The book debts shown in the Accounts have realised, or shall realise within 90 days from the date on which the relevant debt became due and payable, their full nominal amount less any reserve for bad or doubtful debts included in the Accounts; and the book debts of each Group Company which have arisen since the Accounts Date shall realise their full nominal amount within the same period and no such book debt is subject to a counter-claim or set off.

5              BANKING AND FINANCE

5.1           No Group Company has outstanding, nor has agreed to create or issue, any loan capital; nor has it factored any of its debts, or engaged in financing of a type which would not be required to be shown or reflected in the Accounts, or borrowed any money which it has not repaid, save for borrowings not exceeding the amounts shown in the Accounts.

5.2           No Group Company has since the Last Accounts Date repaid or become liable to repay any loan or indebtedness in advance of its stated maturity.

5.3           No Group Company has lent any money which has not been repaid to it, or owns the benefit of any debt (whether or not due for payment), other than debts which have arisen in the ordinary course of its business; and no Group Company has not made any loan or quasi-loan contrary to the Companies Acts.

5.4           The Group Companies have no liabilities in the nature of borrowings or bank overdraft facilities or in respect of debentures or negotiable instruments other than cheques drawn in the ordinary course of business and none of the Group Companies are a party to any loan agreement, facility letter or other agreement for the provision of credit or financing facilities to the Group Companies or any agreement for the sale, factoring or discounting of debts.

5.5           Details of the bank accounts of each Group Company have been disclosed in the Disclosure Letter and the credit and debit balances on each Group Company’s bank accounts as at the close of business on the last working day immediately prior to Completion are correct.

5.6           Details of all grants, subsidies or financial assistance applied for or received by any Group Company from any governmental department or agency or any local or other authority are set out in the Disclosure Letter.

5.7           No Group Company has done or omitted to do any act or thing which could result in all or any part of any investment grant, employment subsidy or other similar payment made, or due to be made, to it becoming repayable or being forfeited or withheld in whole or in part.

5.8           No Group Company is responsible for the indebtedness of any other person and in particular, but without prejudice to the generality of the foregoing, no Group Company is a party to any option or pre-emption right or a party to any guarantee or suretyship or any other obligation (whatever called) to pay, purchase or provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities or the purchase of assets or services or otherwise) for the payment of, or as an indemnity against the consequences of default in the payment of, any indebtedness of any other person.

6              TRADING

6.1           Since the Last Accounts Date:

6.1.1        The business of each Group Company has been continued in the ordinary and normal course;

6.1.2        No part of the business of any Group Company has suffered a material adverse affect as a result of any factor not affecting similarly sized businesses in the same sector to a like extent;

6.1.3        Each Group Company has paid its creditors in accordance with their respective credit terms; and there are no amounts owing by any Group Company which have been due for more than six weeks;

6.1.4        No dividend or other distribution of capital or income has been declared, made or paid or agreed or resolved to be declared, made or paid by any Group Company;

6.1.5        Other than in the ordinary and normal course of business, no Group Company has paid any service, management or similar charge or any interest or amount in the nature of interest to any person or incurred any liability to make such a payment;

6.1.6        No resolutions of shareholders or of any class of shareholders of any Group Company have been passed; and

6.1.7        No Group Company has offered price reductions or discounts or allowances on sales of trading stock or goods or services or provided them at less than cost other than in the ordinary course of business as conducted by the Group.

6.2           There are no companies, other than the Group Companies, connected with the Warrantor or any of the Group Companies which carry on or have carried on any business the same as, similar to or associated with the business now carried on by any of the Group Companies.

6.3           So far as the Warrantor is aware (without having made specific enquiries of any suppliers or customers) the Warrantor has no knowledge, information or belief that after Completion (whether by reason of an existing agreement or arrangement or otherwise) or as a result of the acquisition of the Company by the Purchaser:

6.3.1        Any supplier of any Group Company will cease or be entitled to cease supplying it or may substantially reduce its supplies to it;

6.3.2        Any customer of any Group Company will cease or be entitled to cease to deal with it or may substantially reduce its existing level of business with it; or

6.3.3        Any officer or senior employee of any Group Company will leave (the Warrantor not having made specific enquiry of each senior employee).

6.4           No Group Company is nor has any Group Company agreed to become a member of any joint venture, consortium, partnership or other unincorporated association; and no Group Company is or has agreed to become a party to any agreement or arrangement for sharing commissions or other income.

6.5           No Group Company is a party to any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement, or any restrictive trading or other agreement or arrangement pursuant to which any part of its business is carried on, or which in any way restricts its freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit.

6.6           There is no dispute with any revenue or other official department in the United Kingdom or elsewhere, in relation to the affairs of any Group Company or any person connected with the Group, and there are no facts which may give rise to any dispute.

6.7           No Group Company has received a notice from either the data protection registrar or a data subject alleging non compliance with the data protection principles or prohibiting the transfer of data to a place outside the United Kingdom or claiming compensation under the Data Protection Act 1984.

6.8           The Warrantor has disclosed all contracts with whom any Group Company is a party which contains a change in control clause.

7              CONTRACTS

7.1           The Disclosure Letter has attached to it a list of all the agreements, commercial contracts and orders, to which each Group Company is a party at the date of this Agreement and there are no other material commitments or arrangements to which any Group Company is a party or which is otherwise binding on any Group Company.

7.2           No Group Company is and no Group Company has otherwise been notified that it is in default under any agreement or covenant to which it is a party or in respect of any other obligations or restrictions binding upon it which in each such case is material to the business of the relevant Group Company.

7.3           So far as the Warrantor is aware, no party to any agreement with or under an obligations to any Group Company is in default under it, being a default which would be material in the context of such Group Company’s financial or trading position; and there are no circumstances known to the Warrantor which they reasonably believe to be likely to give rise to such a default.

7.4           There is not now outstanding in respect of any Group Company any guarantee, or agreement for indemnity or for suretyship, given by it or for its accommodation.

7.5           No Group Company has manufactured, sold or supplied or been supplied with or agreed to purchase any products which are or have become or will, so far as the Seller is aware, become in any material respect faulty or defective or which do not comply in any material respect with any warranty or representation expressly or impliedly made by or to a Group Company or with all applicable regulations, standards and requirements.

8              INTELLECTUAL PROPERTY

8.1           General

8.1.1        Particulars which are accurate in all material respects of all of the Intellectual Property of which any Group Company is, or has applied to be, registered as proprietor are contained in the Disclosure Letter.

8.1.2        Complete and accurate copies of all licences of Intellectual Property (and amendments thereof) granted to or by the Group Companies are contained in the Disclosure Letter.  All such licences are in full force and effect and free from Encumbrances and no Group Company or, so far as the Warrantor is aware, any other person is in breach of any of them.

8.1.3

a)             All of the Intellectual Property owned by the Group Companies that comprise patents, registered trade marks or other forms of registered rights are valid and enforceable and there are no grounds for the revocation or limitation of any of them in whole or in part and none of them is being or has been used, claimed, opposed or challenged by any person or authority;

b)            In the case of Intellectual Property registrations owned by any Group Company, all renewal fees have been paid and renewals paid by their due date and all such necessary action to preserve and maintain the registration has been taken;

c)             All of the Intellectual Property owned by the Group Companies that comprise applications are being pursued diligently and there are no grounds for refusal of, or objection or opposition to, registration pursuant to such applications (in whole or in part); and

d)            In the case of patent applications forming part of the Intellectual Property owned by any Group Company none of the inventions which are the subject matter of such applications have been used or published except experimentally prior to the date of the first patent application relating to that invention.

8.1.4        Save for matters disclosed in the Disclosure Letter, no Group Company has disclosed or permitted to be disclosed or undertaken or arranged to disclose and nor are any of them obliged to disclose to any person any of its know-how, trade secrets, confidential information, price lists or lists of customers or suppliers.

8.1.5        No Group Company is a party to any secrecy agreement or agreement which may restrict the use or disclosure of information and, save as disclosed, the patents and patent applications owned by the Group Companies are not subject to any secrecy orders or other government restrictions.

8.1.6        Such details as the Warrantor is permitted to disclose of the existing secrecy orders and government restrictions relating to the patents and patent applications that form part of the Intellectual Property owned by any Group Company are contained in the Disclosure Letter.

8.1.7        Such details as the Warrantor is aware of relating to any current or proposed use by the Government of any of the patents or of the inventions forming all or part of the subject matter of the patent applications that form part of the Intellectual Property owned by any Group Company are contained in the Disclosure Letter.

8.1.8        All inventions and things in relation to which Intellectual Property rights are capable of subsisting which were made, devised or developed by any directors or employees of any Group Company and which are used, enjoyed or exploited by a Group Company were made in the course of the normal duties of the director or employee concerned and all Intellectual Property rights with respect thereto are vested in the Company.

8.1.9        Save as set out in the Disclosure Letter, the Group Companies are the sole and absolute legal and beneficial owner of the Business Intellectual Property and the Intellectual Property referred to in paragraph 8.1.1 and such Intellectual Property is registered in or applied for in the name the Group Company that is its owner.

8.1.10      The Intellectual Property owned by the Group Companies is free from Encumbrances.

8.1.11      Names, trade marks and other business identifiers used by the Group Companies other than their respective corporate names are contained in the Disclosure Letter.

8.1.12      Save as set out in the Disclosure Letter, no licences, registered user or other rights have been granted or agreed to be granted by any Group Company to any person in respect of any Intellectual Property owned, enjoyed or exploited by the Group Companies.

8.2           Sufficiency

The Intellectual Property owned by the Group is all the Intellectual Property necessary for the operation of the business of the Group Companies as now conducted.

8.3           Infringement

8.3.1        No Group Company has infringed the Intellectual Property rights of any other person nor does the business of the Group (and of any licensee under a licence granted by the Company) as carried on now or at any time in the past, including but not limited to the use by any Group Company of the Business Intellectual Property, infringe any Intellectual Property rights of any other person (or would do so if the same were valid) or give rise to a liability to pay compensation pursuant to the Patents Act 1977 ss 40 and 41 or give rise to a liability or pay a royalty or like fee.

8.3.2        As far as the Warrantor is aware (having made no enquiries of any person not being a Director or a member of the management team of any Group Company), no third party is infringing or misusing the Intellectual Property owned, enjoyed or exploited by any Group Company.

8.4           Computer Software

8.4.1        The computer software and programs and all manuals and operator guides used by the Group are either owned by it or held by it on licence. The Group will continue to enjoy exclusive possession and control of all computer hardware, software and networks after Completion.

8.4.2        The Group has in force software support contracts for all items of such software which it uses for which support contracts should in accordance with good business practice be in force and there is no reason to believe that those contracts will not be renewed by the other contracting party upon their expiry (if so required by the Group) upon substantially similar terms to those now applicable.

8.4.3        There are no material defects relating to the computer hardware, software, networks or other information technology owned, used, supplied, sold or exploited by any Group Company and therefore, the Group has the capacity and performance necessary to enable it to fulfil its present and current business needs.

8.5           Data Protection Act

8.5.1        The Group Companies have complied in all respects with the provisions of the Data Protection Act 1984 (as amended, and where such provisions have not been superseded by the Data Protection Act 1998) and the Data Protection Act 1998 (“DPA”) and the principles contained in the DPA.

9              CONSTITUTION

9.1           Intra Vires

The Group Companies have the power to carry on their business as now conducted intra vires.

9.2           Register of Members

The registers of members of the Group Companies have been properly kept.

9.3           Powers of Attorney

The Group Companies have not executed any power of attorney or conferred on any person other than their directors, officers and employees any authority to enter into any transaction on behalf of or to bind the Group Companies in any way.

9.4           Statutory Books and Filings

9.4.1        The statutory books of the Group Companies are up to date, in their possession and are complete in accordance with the law.

9.4.2        All resolutions, annual returns and other documents required to be delivered to the Registrar of Companies (or other relevant company registry or other corporate authority in any jurisdiction) have been properly prepared and filed.

10           INSURANCE

10.1         Insurance of Assets

Each Group Company has insured each insurable asset as set out in the schedule of insurances disclosed in the Disclosure Letter.

11           INSOLVENCY

11.1         Winding Up

No order has been made, petition presented or resolution passed for the winding-up of any Group Company or for the appointment of a provisional liquidator to any Group Company.

11.2         Administration

No administration order has been made and no petition for an administration order has been presented in respect of any Group Company.

11.3         Receivership

No receiver or administrative receiver has been appointed in respect of the whole or part of the any Group Company’s business or assets.

11.4         Compromises with Creditors

11.4.1      No voluntary arrangement under section 1 of the Insolvency Act 1986 has been proposed or approved in respect of the Group Company.

11.4.2      No compromise or arrangement under section 425 of the Companies Act 1985 has been proposed, agreed to or sanctioned in respect of any Group Company.

11.4.3      No Group Company has entered into any compromise or arrangement with their creditors or any class of their creditors generally.

11.5         Insolvency

No Group Company is unable to pay their debts within the meaning of section 123 of the Insolvency Act 1986 (but for this purpose ignoring the reference to “if it is proved to the satisfaction of the court that” in section 123(1)(e) and 123(2)).

11.6         Payment of Debts

No Group Company has stopped paying its debts as they fall due.

11.7         Distress etc

No distress, execution or other process has been levied on an asset of any of the Group Companies.

11.8         Unsatisfied Judgements

There is no unsatisfied judgement or court order outstanding against any Group Company.

11.9         Striking Out

No action is being taken by the Registrar of Companies to strike any of the Group Companies off the register under section 652 of the Companies Act 1985.

12           LITIGATION AND COMPLIANCE WITH LAW

12.1         Litigation

12.1.1      No Group Company nor any person for whose acts or defaults any Group Company may be vicariously liable is engaged in any litigation or arbitration proceedings as claimant or defendant.  No written notice of any civil, criminal, arbitration, administrative or other proceeding in any jurisdiction has been received by any Group Company.

12.1.2      No such proceedings as are described in paragraph 12.1.1 are pending or threatened by or against any Group Company or person for whose acts or defaults any Group Company may be vicariously liable and, the Warrantor has not been notified that any facts or circumstances are likely to lead to any such proceedings.

12.1.3      There is no outstanding judgement, order, decree, arbitral award or decision of a court in any jurisdiction against the Group Companies.

12.2         All licences, authorisations, consents, permits and approvals required for the carrying on of the business of each Group Company in the places and in the manner in which such respective business is now carried on have been obtained by and are in the possession of a Group Company and:

12.2.1      true and complete copies of them are attached to the Disclosure Letter;

12.2.2      no Group Company is in breach of any of their respective terms and conditions;

12.2.3      all of them are valid and subsisting;

12.2.4      there is no reason why any of them should be suspended, cancelled, qualified or revoked. not renewed or otherwise adversely affected upon the expiry of their existing terms or as a result of the transaction; and

12.2.5      all reports, returns and information required by law or as a condition of any of them to be made or given to any person or authority have been so made or given.

12.3         Each Group Company has duly complied with all laws and other rules and regulations having mandatory effect in relation to the conduct of its business and no Group Company, nor any of its officers, agents or employees (during the course of their duties) has done or omitted to do anything which is a contravention of such laws, rules or regulations, giving rise or which may give rise to any fine, penalty or other liability or sanction on the part of any Group Company except where such compliance or contravention has not or could not reasonably be expected to have a material adverse affect on any Group Company or, with respect to any future events or conduct of which the Warrantor is presently aware, could not reasonably be expected to have any material adverse affect on any Group Company.

13           DIRECTORS AND EMPLOYEES

13.1         The Disclosure Letter sets out all material facts and matters relating to the employment of all employees and engagement of all consultants of each Group Company including, without limitation:

13.1.1      the total number of employees;

13.1.2      details of each employee’s current salary, job title, start date, notice period (stating any difference between notice given by employee and employer), date of birth, terms and conditions of employment and benefits entitlements including, without limitation, redundancy entitlements, entitlements under share incentive schemes, share option schemes or profit share schemes and any entitlement to commission or bonus or remuneration by reference to turnover, profits or sales, cars and mobile phones or any other arrangements whether in writing, discretionary or otherwise and whether by custom or practice or otherwise;

13.1.3      copies of all contracts of employment between any Group Company and directors or senior employees;

13.1.4      full details of the termination arrangements for any director or employee of any Group Company or consultant in relation to whom the relevant Group Company has given or received notice of termination of any contract of employment and/or services since the Last Accounts Date;

13.1.5      full details of any change in the terms and conditions of employment or conditions of service since the Last Accounts Date of any directors or employees of any Group Company, (including, without limitation, any change in remuneration or benefits or any ex-gratia payment);

13.1.6      copies of all consultancy arrangements entered into by any Group Company; and

13.1.7      copies of all documents relating to any collective agreement, arrangement or other understanding with any trade union, works council, staff association or other body representing employees or employee representation of any Group Company.

13.2         Full particulars have been disclosed in the Disclosure Letter of all loans and other such benefits enjoyed by any employee, former employee, officer, consultant or agent of any Group Company and of all contracts, transactions and arrangements made or entered into by any Group Company and to which any of sections 330 (general restrictions on loans, etc to directors and persons connected with them) to 338 (loan or quasi-loan by money lending company) of the Companies Act applies.

13.3         Save as set out in the Disclosure Letter no Group Company is under any obligation or is currently in negotiations or has proposed to increase rates of remuneration, make any bonus or incentive payment, pay any benefit in kind or make any payment to any of its employees, former employees, consultants, officers or agents at any future date.

13.4         Since the Accounts Date there has not been any increase in the compensation or benefits payable or to become payable to any employees, officers, consultants or directors of any Group Company.

13.5         No Group Company is bound or accustomed to pay any monies other than in respect of remuneration or emoluments of employment or pension benefits to or for the benefit of any officer of employee of the Company.

13.6         No Group Company has registered a profit-related pay scheme under the provisions of TA Part V Chapter III.

13.7         All part time employees of each Group Company enjoy the same benefits as full time employees of the relevant Group Company.

13.8         No person is a shadow director (within the meaning of section 741 Companies Act) of any Group Company.

13.9         Each Group Company has in relation to each of its present and former officers and employees:

13.9.1      complied with its obligations under all relevant laws, rules, regulations and codes of practice relevant to its relations with employees and trade unions and/or employee representatives (including but without limitation any concerning health and safety at work) and with any collective agreements from time to time in force and with the conditions of service of the relevant employee;

13.9.2      complied with its obligations to pay salaries, wages, commissions, bonuses, overtime pay, holiday pay, sick pay, accrued entitlement under incentive schemes and other benefits (excluding those related to pensions) of or connected with employment up to the date of this agreement;

13.9.3      paid all income tax due and payable under the PAYE system and payments due and payable in respect of National Insurance contributions (including employer’s contributions) after making the required deductions from salary, wages and bonuses paid by the relevant Group Company up to and including the Completion Date;

13.9.4      maintained adequate and suitable records regarding service, PAYE and National Insurance deductions; and

13.9.5      not incurred any liability in respect of any accident or injury which is not fully covered by insurance and full particulars of all accidents or injuries and of any claims pending or threatened are set out in the Disclosure Letter.

13.10       There has not at any time been any actual or threatened strike or other industrial action which has disrupted any Group Company’s business and there is no dispute, pending or threatened, with any trade union or any Group Company’s employees or former employees and there are no circumstances likely to give rise to any such action or dispute.

13.11       No Group Company is liable to make any payment to any present or former officer or employee by way of damages or compensation for loss of office or employment or redundancy or unfair dismissal and there are no employment tribunal claims outstanding nor any claims pending or threatened against any Group Company by or in relation to any of its employees or former employees and the Sellers are not aware of any circumstance which is likely to give rise to any such claim, action or dispute.

13.12       No notice has been received by any Group Company with respect to and, so far as the Warrantor is aware, there are no enquiries or investigations pending or threatened against any Group Company by the Equal Opportunities Commission or the Commission for Racial Equality or the Disability Rights Council.

13.13       Save as set out in the Disclosure Letter no employee of any Group Company in the immediately preceding 3 months has given notice of termination of his employment or has been given notice of dismissal whether for redundancy or otherwise.

13.14       There are no persons on maternity leave or other leave of absence or who is or has been off sick for a period of 45 days or more in the previous three years or who is receiving or due to receive payment under any sickness or disability or permanent health insurance scheme and, so far as the Sellers is aware, there are no such claims pending or threatened.

13.15       Save as disclosed in the Disclosure Letter there are no current or outstanding actions being taken in respect of disciplinary or grievance matters, and there are no proposed actions in respect of any such matters.

13.16       No Group Company has in the past ten years acquired or agreed to acquire any undertaking or part of an undertaking to which the Transfer of Undertakings (Protection of Employment) Regulations 1981 apply or will apply.

14           THE PROPERTY

14.1         The Properties comprise the only properties owned, occupied or otherwise used in connection with its business by the Group.

14.2         No Group Company has any existing or contingent liabilities in respect of any properties previously occupied by it or in which it owned or held any interest including, without limitation, any leasehold premises assigned or otherwise disposed of.

14.3         The Properties are free from any mortgage, debenture, charge, rent-charge, lien or other encumbrance securing the repayment of monies or other obligation or liability or any agreement or commitment to create any of the same of any of the Company or any other person.

14.4         The Properties are not subject to any outgoings other than general rates, water rates and insurance premiums and rent and service charges and other sums referred to in the leases of the Properties listed at paragraphs 1 and 3 of Part 2 of schedule 2.

14.5         The use of the Properties is the permitted use for the purposes of the Planning Acts and there is a planning permission authorising the existing buildings on the Properties.

14.6         The Warrantor has not received any notification of breach and is not aware of any facts that could reasonably be expected to result in a breach of any planning permissions, orders and regulations issued under the Planning Acts and building regulation consents and bye laws for the time being in force with respect to the Properties.

14.7         The Warrantor has not received any notification of breach and is not aware of any facts that could reasonably be expected to result in a breach of any applicable statutory and by-law requirements with respect to the Properties, and in particular (but without limitation) with the requirements as to fire precautions and under the Public Health Acts and the Offices, Shops and Railway Premises Act 1963.

14.8         The Group has not received any notification of breach and is not aware of any facts that could reasonably be expected to result in a breach of the obligations on the part of the tenant contained in the Property Documents.

14.9         The title documents necessary to prove the Warrantor’s title to the Property are in the Warrantor’s possession and control, have been properly stamped and are originals or, where appropriate, properly examined abstracts.

14.10       Where title to the Properties is not registered at HM Land Registry, there is no caution registered against first registration and no event has occurred in consequence of which such registration of title should have been effected.

14.11       There is no outstanding agreement for sale, estate contract, option or right of pre-emption affecting any of the Properties.

14.12       No right of occupation or possession of any of the Properties has been granted or agreed to be granted or has been acquired or is in the course of acquisition.

14.13       There is no outstanding litigation, arbitration, claim, dispute or complaint between the Warrantor or occupier of any of the Properties and the owner or occupier of any adjoining or neighbouring property or which relates to any of the Properties or its use and the Warrantors are not aware of any circumstances which may give rise to any such claim, dispute or complaint.

14.14       There are no covenants, restrictions, agreements, rights or informal arrangements of any kind not referred to in the Property Documents to which the Properties are subject (whether public or private and whether existing or in the course of acquisition).

14.15       There are no disputes, claims, actions, demands or complaints that are currently outstanding and that:

a)             relate to the Properties or to any rights enjoyed with the Properties or to which the Properties are subject; or

b)            affect the Properties but relate to property near the Properties or any rights enjoyed by such neighbouring property or to which such neighbouring property is subject.

14.16       The title documents of the Properties include all necessary consents for the grant of the Property Documents, satisfactory evidence of any reversioner’s title and of the current rent reserved, all necessary consents for any dealing with the Property Documents and notices of the registration of such dealings.

14.17       The Warrantor is not aware of any outstanding breach of any obligation by the landlord under the Property Documents.

14.18       The Properties have the benefit of a right of way to the nearest highway maintainable at public expense.

15           ENVIRONMENT

15.1         No Group Company has received any notification of breach by the Group of Environmental Legislation.

15.2         No Group Company has committed any act or omitted to do anything which would reasonably be believed to be likely to result in any Group Company incurring any material liability for breach or non compliance with any Environmental Legislation.

16           TAX

Position since the Last Accounts Date

16.1         Since the Last Accounts Date:

16.1.1      No Group Company has engaged in any transaction, and no event has occurred, which has given rise or will give rise to a liability to Tax (or which, but for the availability of any relief, would have given or would give rise to such a liability) other than Tax in respect of the normal trading profits arising from transactions entered into by it in the ordinary course of trading or income tax under PAYE, national insurance and value added tax;

16.1.2      No Group Company has made, or incurred any liability to make, any payment of a revenue nature outside the ordinary course of business which will not be deductible for the purposes of corporation tax and no Group Company has made, or incurred any liability to make, any material payment of a revenue nature which will not be deductible for the purposes of corporation tax within the ordinary course of business;

16.1.3      Since the Last Accounts Date no event has occurred in relation to any Group Company:

a)             which will give rise to a liability to corporation tax on chargeable gains; or

b)            to which the provisions of section 17 TCGA (non arm’s length transactions) apply; or

c)             which may have the effect of crystallising a liability to Tax which, had such event been planned or predicted at the Last Accounts Date, should have been reflected in the provisions for deferred tax contained in the Accounts.

Compliance

16.2         All necessary information, notices, returns, particulars, declarations, entries, claims for reliefs and computations have been properly and duly submitted on time by each Group Company to the relevant Tax authority and such submissions are true and accurate in all material respects, have been prepared on a proper basis, and are not the subject of any question or dispute nor (so far as the Warrantor is aware) are likely to become the subject of any question or dispute regarding liability or potential liability of any Group Company to any Tax or regarding the availability to any Group Company of any relief.

16.3         Within the seven years commencing before the date hereof no Group Company has been the subject of any non-routine investigation, audit or discovery by or involving any investigation unit of any Tax authority, and no Group Company has paid or become liable to pay any penalty, surcharge, fine or interest in respect of Tax, and there are no existing circumstances which make it likely that a Group Company will, in the foreseeable future, be so subject, or will incur any such liability.

16.4         The Disclosure Letter contains details of all claims, withdrawals of claims, notifications, disclaimers or elections assumed to have been made for the purposes of the provisions or reserves for Tax included in the Accounts that have not actually been made at the date hereof, and of any current agreements or arrangements between each Group Company and any Tax authority for its taxation on any concessionary basis (other than pursuant to published extra-statutory concessions).

16.5         All Tax for which any Group Company is liable (insofar as such Tax ought to have been paid) has been paid, each Group Company has duly deducted all amounts from any payments from which Tax falls to be deducted at source, and each has duly paid or accounted for such amounts to the relevant Tax authority.

Residence/overseas activities

16.6         Each Group Company is and has always been resident in the United Kingdom for the purposes of Taxation and is not and has never been resident in any other jurisdiction, or traded through a branch, agency or permanent establishment situated outside the United Kingdom.

Close Company

16.7         No Group Company has prior to Completion carried out any transactions which might be considered to be a distribution within the meaning of section 418 of TA.

16.8         No Group Company has prior to Completion carried out any transactions which might give rise to a taxation liability under section 419 to 422 of TA.

16.9         No Group Company has in any accounting period beginning after 31 March 1989 been a close investment holding company as defined in section 13A of TA.

Distributions, etc.

16.10       No Group Company has:

16.10.1    made any distribution or deemed distribution within the meaning of section 209 or 210 TA except as provided for in its audited accounts nor is any Group Company bound to make any such distributions; or

16.10.2    repaid, redeemed or purchased or agreed to repay, redeem or purchase any of its share capital; or

16.10.3    capitalised or agreed to capitalise in the form of shares or debentures any profits or reserves of any class or description, or otherwise issued or agreed to issue share capital otherwise than wholly for new consideration (as defined in section 254 TA); or

16.10.4    been a party to an exempt distribution within the meaning of sections 213 to 218 (inclusive) TA within the last six years.

Capital Allowances

16.11       The aggregate book value of each of the assets of each Group Company, exclusive of any value attributable to an asset in excess of its cost, on which an entitlement to industrial building allowances or other allowances in respect of capital expenditure has arisen under the CAA, in or adopted for the purposes of the Accounts, does not exceed the aggregate residue of expenditure or written down value attributable to such assets for the purposes of that act, and the aggregate book value (exclusive of any value attributable to an asset in excess of its cost) of plant and machinery allocated to a pool of plant and machinery on which an entitlement to capital allowances has arisen under Part II CAA does not exceed the written-down value of the qualifying expenditure in respect of each such pool under that act.

16.12       All capital allowances made or to be made to any Group Company in respect of capital expenditure incurred prior to Completion or to be incurred under any subsisting commitment have been made or will be made in taxing its trade.

16.13       All capital expenditure which any Group Company has incurred or may incur under any subsisting commitment has qualified or will qualify for capital allowances.

16.14       The Warrantor is not aware of any circumstances as to why the capital expenditure on which capital allowances have been claimed should not continue to attract capital allowances either under the TA or the CAA.

16.15       There is not, and there are no circumstances which could give rise to, any dispute between a Group Company and any other person as to the entitlement to capital allowances under sections 172 to 204 of the CAA.

Chargeable gains

16.16       The book value in or adopted for the purposes of the Accounts as the value of each of the assets of each Group Company on the disposal of which a chargeable gain or allowable loss could arise does not exceed the amount deductible under section 38 TCGA plus an indexation allowance computed as though each asset were disposed of on the date of signing of this Agreement.

16.17       Each Group Company has sufficient records to determine the Taxation consequences which would arise on a disposal or on the realization of each asset owned by it at the Accounts Date, or acquired since the Accounts Date but before Completion.

16.18       Since the Last Accounts date, no Group Company has been engaged in any transaction in respect of which for any Taxation purpose the consideration has been treated differently from the actual consideration given or received by it.

16.19       No Group Company has made a claim under TCGA sections 242-244 (inclusive) sections 152 to 158 (inclusive) and no claim or other claim has been made by any other persons which affects or could affect the amount or value or the consideration for the acquisition of any asset by any Group Company taken into account in calculating liability to corporation tax on chargeable gains on a subsequent disposal.

Tax Clearances

16.20       The Disclosure Letter contains details of all transactions, schemes or arrangements in respect of which any Group Company has been a party or has otherwise been involved in respect of which a statutory clearance application was made, together with copies of all relevant applications for clearances and copies of all clearances obtained pursuant thereto, all such clearances having been obtained on the basis of full and accurate disclosure of all material facts and considerations relating thereto, and all such transactions, schemes or arrangements have been implemented strictly in accordance with the terms of such clearances.

VAT

16.21       Each Group Company is separately registered for VAT purposes and has never been treated as a member of a group under section 43 VATA.

16.22       No Group Company:

16.22.1    makes supplies other than taxable supplies for the purposes of VAT;

16.22.2    is the grantor or grantee of any interest in land in respect of which an election has been made to waive exemption from VAT; and

16.22.3    has an interest in any capital items to which Regulation 113 of the Regulations applies or could apply.

16.23       Each Group Company obtains credit for all input tax paid or suffered by it.

16.24       Each Group Company has at all times issued correct tax invoices to all persons properly requiring the same in respect of its taxable supplies either by way of goods or of services and has likewise requested and received all appropriate tax invoices from its suppliers and others and has kept all necessary records and documents required to complete and verify its VAT returns.

16.25       Each Group Company has in all material respects complied with the VAT legislation and complied in all material respect with all regulations, notices, orders, provisions, directions and conditions relating to VAT.

16.26       No Group Company is in arrears with any payments or returns under the VAT legislation or liable to any abnormal or non-routine payment or any forfeiture, penalty, interest or surcharge or to the operation of any penal interest or surcharge provisions contained in such legislation.

16.27       No Group Company is nor has it agreed to become agent (for the purposes of section 47 VATA) of any person who is not resident in the United Kingdom.

Stamp duty and Stamp Duty Land Tax

16.28       All documents which establish or are necessary to establish the title of each Group Company to any asset, or to enforce any rights and which attract stamp duty, stamp duty reserve tax or any similar foreign tax or duty, have been properly stamped and each Group Company has duly paid all stamp duty and similar taxes or duties in other countries to which it is, has been, or may be made, liable and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.

16.29       Stamp duty land tax has been properly paid and a land transaction return has been properly filed in respect of all land transactions to which any Group Company is a party, or where no return was required, there is a valid certificate to that effect, and in any case, there is no liability for any penalty in respect of such duty.

16.30       In the last 5 years no Group Company has made any claim for relief from stamp duty under Section 42 Finance Act 1930, Section 151 Finance Act 1995 or Section 76 Finance Act 1986.

16.31       No Group Company has made any claim for relief from stamp duty land tax under Schedule 7 Finance Act 2003.

Anti-avoidance

16.32       No Group Company has at any time entered into any transaction, series of transactions, scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance of, Tax and no Group Company has at any time entered into a transaction the main purpose of which was a commercial purpose but into which a step or a series of steps were inserted with a view to the avoidance of Tax.

16.33       No Group Company has been a party to, or acted as a promoter of, any notifiable arrangements or notifiable proposals within the meaning of section 306 Finance Act 2004.

16.34       No Group Company has been party to any designated scheme or notifiable scheme within the meaning of schedule 11A VATA.

EMI Options

16.35       The options granted to the Option Holders (the “EMI Options”) have at all times been qualifying EMI options under Chapter 9 and Schedule 5 of the Income Tax (Earning and Pensions) Act 2003 (“ITEPA”) (previously under Schedule 14 of the Finance Act 2000).

16.36       The EMI options were granted with an exercise price of £1 per share, compared to a market value or £837.50 as agreed with the Inland Revenue. The income tax and national insurance liability on the difference between £837.50 and £1.00 will be paid by the Option Holders.

16.37       The Company notified by the Inland Revenue of the grant of the EMI Options within the time limited prescribed by Schedule 5 of ITEPA and there have been no disqualifying events (as defined in section 533 ITEPA) since the grant of the EMI Options.

Employment Taxes

16.38       Each Group Company has duly paid and accounted for all sums payable to the Inland Revenue in respect of income assessable to income tax (including any sums payable in respect of benefits provided to the Group Company’s employees or former employees) under section 203 Taxes Act and all regulations made under it and now under section 684 and Part 7 ITEPA and any regulations made under it.

16.39       Each Group Company has duly paid and accounted for all National Insurance contributions required of it under the provisions of the Social Security Contributions and Benefits Act 1992 (as amended) and regulations made under it including National Insurance contributions on employment related securities.

16.40       Each Group Company has correctly operated:

16.40.1    a statutory sick pay scheme in accordance with the provisions of the Social Security Contributions and Benefits Act 1992 and the regulations made under it; and

16.40.2    a statutory maternity pay scheme in accordance with the provisions of the relevant United Kingdom or European Union legislation.

16.41       Each Group Company has complied with the provisions of sections 465 and 466 ITEPA (duty to notify acquisitions of shares or interests in shares and duty to notify chargeable events and chargeable benefits).

16.42       No Group Company is nor has it been a party to any arrangement which has been, is being or may be challenged under any relevant United Kingdom or European Union legislation relating to employment taxes.

Inheritance Tax

16.43       No circumstances exist as a result of which any power within section 212 Inheritance Tax Act 1984 (powers to raise tax) could be exercised in relation to any shares, securities or other assets of any Group Company.

16.44       There is no Inland Revenue charge outstanding for unpaid Inheritance Tax as provided by sections 237 and 238 Inheritance Tax Act 1984 (Inland Revenue charge for unpaid tax) over any asset of any Group Company or in relation to any shares in the capital of any Group Company.

17           PENSIONS

INTERPRETATION

In this paragraph 17 of schedule 3 the following terms have the following meanings:

“Members”

shall mean the employees, directors, ex-employees and ex-directors of a Group Company who are entitled to benefits under the Schemes and all those persons who are spouses, children and dependants thereof;

“OPRA”

means the Occupational Pensions Regulatory Authority;

“the Policy”

means the Group Life Insurance Policy with Norwich Union in respect of the Death in Service Scheme held under policy number AEG 39130 with effect from 1 March 2003;

“the Regulations”

means the Transfer of Regulations (Protection of Employment) Regulations 1981, as amended;

“the Schemes”

mean:

(a)      the Stanplan A which is an occupational defined contribution scheme insured through Standard Life Assurance Company and established by a Trust Deed of which ESL is the only Group Company participating in the Scheme as the “Participating Employer”; and

(b)     the ESL Defence Ltd Death in Service Benefit Scheme (2000) which is insured under the Policy and where principal employer and the trustee is ESL Defence Ltd (the “Death in Service Scheme”);

“1995 Act”

means the Pensions Act 1995.

DISCLOSURE OF INFORMATION

17.1         Full particulars of the Schemes have been disclosed, including without prejudice to the generality of the foregoing:

17.1.1      All booklets and announcements made to the Members of the Schemes;

17.1.2      Full membership details of the Schemes;

17.1.3      the ESL Pension Scheme Stanplan A Summary dated June 2003;

17.1.4      the Standard Life Trustee Company Limited Stanplan A – An outline of your employer’s pension plan;

17.1.5      ESL employee list contained at tab 42 of the Disclosure Documents;

17.1.6      ESL Defence Ltd salary and benefits list (undated);

17.1.7      Elettronica Systems Ltd salary updates (01 March);

17.1.8      Direct Debit Statement for Regular Contributions in respect of the ESL Defence Ltd Pension Scheme dated 1 December 2004;

17.1.9      Group Life Insurance Policy Norwich Union booklet;

17.1.10    Group Life Insurance Policy Schedule; and

17.1.11    Group Life Insurance Scheme – Pre-renewal Declaration and all information which has been made available to the Purchaser or its advisers on or before the date of this Agreement is true, complete, accurate and fairly presented.

ESTABLISHMENT

17.2         The Schemes have been established under irrevocable trusts and comply, and have at all times complied with, all applicable primary and secondary legislation relative to occupational pension schemes (including EC law) and have been operated in accordance with the requirements of the Inland Revenue.

17.3         The Schemes are not contracted-out of the State Earnings Related Pension Scheme.

17.4         The Schemes are exempt approved under Chapter 1 of Part XIV of the Income and Corporation Taxes Act 1988 for the purposes of the Inland Revenue and so far as the Warrantor is aware, there is no reason why such approval should be withdrawn.

17.5         No event or transaction has taken place in relation to the Schemes whose validity is dependent upon the approval of the Inland Revenue without that approval having been obtained.

FINANCE AND INVESTMENT

17.6         All employer and employee contributions and premiums due as at the date of this Agreement to the trustees of the Schemes and to Standard Life and Norwich Union if applicable have been duly deducted and paid within the prescribed period under the 1995 Act and in accordance with the payment schedule and the recommendations of the latest actuarial valuation report.

EXERCISE OF DISCRETIONS

17.7         No undertakings or assurances have been given or implied to the Members as to the introduction, continuance, increase or improvement of any retirement, death or disability benefits (whether or not there is any legal obligation to do so) or as to the enhancement of any benefits on the happening of a given set of circumstances.

17.8         No discretion has been exercised under the Schemes to provide benefits which would not otherwise already be provided for under the Schemes and no power to augment or provide new benefits has been exercised in relation to the Members or any of them.

17.9         No discretion has been exercised under the Schemes to admit to membership any employee or director of any Group Company who would not otherwise have been eligible for admission to membership.

INSURANCE

17.11       Any benefits payable on the death of a Member whilst in employment (other than a return of the Members’ own contributions and contributions paid in respect of him) or during a period of sickness or disability are fully insured, and premiums due to the insurance company have been duly paid and each Member has been covered for such insurance by an insurance company of repute at normal rates and on normal terms for persons in good health.

FEES, CHARGES AND EXPENSES

17.12       All fees, charges and expenses of whatever nature with respect to the Schemes have been duly paid and no services have been rendered for which an account or invoice has not been delivered to and paid by any Group Company.  All costs, charges and expenses are met by the relevant Group Company.

DISPUTES

17.13       There are no pending claims for incapacity, ill-health or early retirement pensions and there are no current disputes concerning such benefits.

17.14       No part-time or fixed-term employee has either been excluded from membership of the Schemes or has had benefits limited under the Schemes in accordance with the provisions of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 and the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000 and the Schemes comply with Section 62 of the 1995 Act and with the Disability Discrimination Act 1995 and Regulations made thereunder.

17.15       There are no complaints under the trustees’ internal dispute resolution procedure, (details of which have been disclosed to the Members), or arbitrations, mediations claims to OPAS, Pension Ombudsman complaints, complaints to OPRA, actions, suits or claims in progress, pending or threatened by any of the Members or employees and there is no fact or circumstances likely to give rise to any such proceedings.

THE EMPLOYER

17.16       ESL is the only Group Company participating in the Schemes.

17.17       Save for the Schemes, no Group Company is a party to or contributing to any retirement benefits pension or life assurance scheme or arrangement, fund or personal pension scheme or stakeholder arrangement whether in the United Kingdom or overseas relating to any of its present or past directors or employees or those claiming through them or under any legal or ex-gratia obligation or obligation established by custom to provide any retirement, death, disability, accident, or sickness pension or payment to or in respect of any such director, or employee or person claiming through them.  No proposal has been announced or implied to establish or contribute to any other such scheme or fund.

17.18       Each Group Company confirms that it has complied with all applicable legal and administrative requirements relating to stakeholder pension schemes including the payment of contributions, in accordance with the Welfare Reform and Pensions Act 1999 and all Regulations made thereunder.

17.19       No Group Company has incurred any penalties, fines or other sanctions under the 1995 Act and there are no circumstances which may give rise to any such penalties, fines or sanctions.

REGISTRATION

17.20       The Schemes have been registered with the Registrar of Occupational and Personal Pension Schemes and the trustees and/or a Group Company have paid the applicable levy.

17.21       No employee of any Group Company has had his contract of employment transferred to the Company from another employer where the Regulations, applied to the transfer of his contract of employment and where he was a member of a final salary pension plan prior to such a transfer.

18           STRIKING OFF

18.1         All requirements of the Act regarding the making of an application for striking WTL and WIPL off the register of members maintained by Companies House were complied with.

18.2         So far as the Warrantor is aware there is no person who is entitled to make an application pursuant to section 653 of the Act for WIPL to be restored to the register of members maintained by Companies House (nor has any such application been made as at the date of this agreement) nor is there any person who would, following the striking off of WTL from the register of members maintained by Companies House, have cause to make such an application in respect of WTL.

19           PLASMA ANTENNAS LIMITED

19.1         No member of the Group owns any interest in Plasma Antennas Limited.

19.2         No member of the Group owes any obligations or liabilities (whether actual or contingent) to (i) Plasma Antennas Limited, or (ii) to any third party as a result of any transaction or matter relating to Plasma Antennas Limited (including the assignment of certain solid state plasma antenna technology by ESL to Plasma Antennas Limited); nor are there any circumstances which may give rise to any such obligations or liabilities.

20           THE COMPANY

Other than the ownership of the entire issued share capital of ESL the Company has not since the date of its incorporation:

20.1         carried on business or traded in any capacity whatsoever;

20.2         acquired or agreed to acquire any assets;

20.3         incurred any liabilities or any obligation of whatever kind (other than the expenses of its incorporation and any liability for Tax or costs incurred in the preparation of audited accounts) whether direct or indirect, joint or several, absolute or contingent, secured or unsecured; or

20.4         entered into any contract, arrangement, agreement or instrument of whatever nature and whether in writing or not, whether contingent or otherwise.

SCHEDULE 4

Tax Covenant

1              DEFINITIONS AND INTERPRETATION

In this schedule 4 and in schedule 5:

1.1           “Accounts Relief” means any Relief which has been treated as an asset in the Accounts or has been taken into account in computing, reducing or eliminating any provision for deferred Tax in the Accounts;

1.2           “Claim for Tax” means any claim, assessment, notice or demand by any Tax Authority by which a Group Company is liable or is sought to be made liable to make a payment to a Tax Authority;

1.3           Event” includes any payment, transaction, circumstance, act, omission or occurrence of whatever nature and any distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance, the expiry of any time period, membership of or ceasing to be a member of any group or partnership or any change in the residence of any person for Tax purposes or any combination of two or more such occurrences and references to an Event occurring on or before a particular date or before other Events (including without limitation Completion) shall include an Event deemed, pursuant to any Taxation Statute, to occur or be treated or regarded as occurring or existing on or before that date or in respect of that period, and shall also be deemed to include any combination of two or more Events the first of which has taken place on or before that date or on or before that other Event;

1.4           “Hive-down Agreement” means the agreement dated 26 November 1999 between Elettronica (UK) Limited and Elettronica Systems Limited for the sale and purchase of the business and certain of the assets of Elettronica (UK) Limited to Elettronica Systems Limited;

1.5           “Relief” includes any loss, relief, allowance, exemption, set-off, credit, rebate, refund, right to repayment or deduction in respect of any Tax or any set-off or deduction in computing or against profits income or gains for the purposes of any Tax references to the loss of a Relief or of a right to repayment of Tax shall include the loss, reduction, modification, counteracting, nullification, cancellation, disallowance, withdrawal or clawback of any Relief or right to repayment of Tax;

1.6           “Purchasers Relief” means any Relief which arises as a consequence of an Event occurring after Completion or in respect of a period current at Completion where any Relief shall be apportioned partly before and partly after Completion on a time basis unless some other basis is more reasonable or required by statute;

1.7           “Liability for Tax” means any liability of a Group Company to make a payment of or in respect of Tax and includes (without limitation):

1.8           the loss of an Accounts Relief or the set-off against income, profits or gains arising, accrued, received or earned on or before Completion or against an actual Liability for Tax of any Accounts Relief;

1.9           the set off against income, profits or gains arising, accrued received or earned on or before Completion or against an actual Liability for Tax of any Purchaser’s Relief;

1

1.10         any amount of inheritance tax which is at Completion unpaid and in respect of which the Inland Revenue has a charge on any of the Shares or assets of a Group Company or a power to sell, mortgage or charge any of the Shares or assets of a Group Company;

1.11         any amount of inheritance tax which after Completion becomes a charge on or gives rise to a power to sell, mortgage or charge any of the Shares or assets of a Group Company being a liability in respect of additional inheritance tax payable on the death of any person within 7 years after a transfer of value if a charge on or power to sell, mortgage or charge any such Shares or assets of a Group Company existed at the date of Completion or would have existed at Completion, if the death had occurred immediately before Completion and the inheritance tax payable as a result of such death had not been paid; or

1.12         any amount of inheritance tax which arises as a result of a transfer of value occurring before Completion (whether or not in conjunction with the death of any person whenever occurring) which increased or decreased the value of the assets of a Group Company;

1.13         and in determining for the purposes of paragraphs 1.6.3 and 1.6.4 above whether a charge on or power to sell, mortgage or charge any of the Shares or assets of a Group Company exists at any time the fact that any inheritance tax is not yet payable or may be paid by instalments shall be disregarded and such inheritance tax shall be treated as becoming due and a charge or power to sell, mortgage or charge as arising, on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises and the provisions of section 213 of the ITA shall not apply;

1.14         In any case falling within paragraphs 1.6.1 or 1.6.2 the amount of the Liability for Tax shall be (i) in the case of paragraph 1.6.1 where the Accounts Relief lost was a right to repayment of Tax, the amount of the repayment which would otherwise have been obtained and in all other cases, the amount of Tax which could have been saved (assuming there is sufficient income, profits or gains against which to set off the Accounts Relief lost) on the basis of the Tax rates current at Completion; or (ii) in the case of paragraph 1.6.2 the amount of Tax which has been saved in consequence of the set off of the Purchaser’s Relief;

1.15         references to income, profits or gains shall include any other measure by reference to which Tax is computed;

1.16         references to income, profits or gains arising, accrued, received or earned by any person shall include income, profits, or gains which are for the purpose of any Tax deemed to have been regarded or treated as arising, accrued, received or earned by such person;

1.17         references to income, profits or gains arising accrued, received or earned on or before a particular date (including, without limitation, Completion) or in respect of a particular period shall include income, profits or gains which are for the purposes of any Tax deemed to have been treated or regarded as arising accrued, received or earned on or before that date or in respect of that period.

2              COVENANT

2.1           Subject as hereinafter provided the Covenantor hereby covenants to pay to the Purchaser an amount equal to:

2.1.1        any Liability for Tax resulting from or by reference to any receipts, income, profits or gains earned, accrued or received by any Group Company on or before Completion or any Event occurring on or before Completion;

2

2.1.2        any Liability for Tax which is primarily the liability of another person (the “Primary Person”) for which a Group Company is liable in consequence of:

a)             the Primary Person failing to discharge such Liability for Tax; and

b)            the Group Company at any time before Completion;

i               being a member of the same group of companies as the Primary Person; or

ii              having control of, being controlled by, or being otherwise connected with, the Primary Person or being controlled by the same person as the Primary Person, for any Tax purpose;

2.1.3        any stamp duty which is chargeable on any instrument (other than the Hive-down Agreement and excluding any stamp duty payable by reason of the transfer of the Shares to the Purchaser) or, in the case of an instrument which is outside the United Kingdom, any stamp duty which would be chargeable on the instrument if it were brought into the United Kingdom, in either case which confers any right or title on the Group Company or in the enforcement or production of which the Group Company is interested and any interest, fines or penalties relating to such stamp duty shall be treated as a Liability for Tax of the Group Company whether or not such instrument is submitted for stamping;

2.1.4        any stamp duty which is chargeable on the Hive-down Agreement and any interest, fines or penalties relating to such stamp duty provided that the Covenantor shall have no liability under this paragraph if the Purchaser or any Group Company submits the Hive-down Agreement for stamping for any reason other than for the purposes of court proceedings, to prove title to an asset where the proof of such title is, in the Purchaser’s reasonable opinion required and a copy of the Hive-down Agreement is not sufficient, or where the original Hive-down Agreement is required by the Inland Revenue or HM Customs & Excise;

2.1.5        any Liability for Tax resulting from any shares issued or share options granted on or before Completion to the Option Holders whether the shares are or will be issued at a discount to their market value at the date of issue or otherwise and whether or not the Tax paid, borne or payable by the Company is or will be primarily chargeable to the Company;

2.1.6        all reasonable costs and expenses properly incurred by any Group Company or the Purchaser in connection with any Liability for Tax;

2.2           Each of the covenants contained in paragraph 2.1.1 to 2.1.6 shall be construed as giving rise to separate and independent obligations and shall not be restricted by the other save that (for the avoidance of doubt) any payment by the Covenantor in respect of a liability under one covenant shall discharge any liability under the other to the extent of such payment and insofar as it arises from the same subject matter.

2.3           Without limiting this clause 2, any payment under this schedule shall, so far as it is possible, be treated as an adjustment to the Consideration paid by the Purchaser for the Shares.

3

3              DISPUTES AND CONDUCT OF CLAIMS

3.1           If the Purchaser or a Group Company receives a Claim for Tax which appears to any of them to be relevant for the purposes of this schedule or in relation to the Utilised Tax Losses, the Purchaser or the Group Company shall as soon as reasonably practicable (and in any event in the case of the receipt of a Claim for Tax consisting of any assessment or demand for Tax or for which the time for response or appeal is limited not less than 10 Business Days prior to the day on which the time for response or appeal expires) give written notice thereof to the Covenantor setting out reasonable details of the Claim for Tax or claim in relation to the Utilised Tax Losses provided that the giving of such notice shall not be a condition precedent to the liability of the Covenantor under this schedule.

3.2           If the Covenantor shall indemnify and secure (provided that security will only be required in the event that any outstanding liabilities of the type contemplated by this clause incurred by any Group Company and/or the Purchaser (as the case may be) exceeds £20,000) the Group Company and/or (as the case shall require) the Purchaser to the Purchaser’s reasonable satisfaction against all liabilities, costs, damages, Tax, additional Tax or expenses which may be incurred thereby within 15 Business Days of the date of the notice to the Covenantor specified in paragraph 3.1 above, the Purchaser shall and shall procure that the relevant Group Company shall (except where fraudulent, negligent or criminal conduct is alleged) take such lawful action as the Covenantor may reasonably request by notice in writing given to the Purchaser to avoid, dispute, defend, resist, appeal or compromise any Claim for Tax or claim in relation to the Utilised Tax Losses (such a Claim for Tax or claim in relation to the Utilised Tax Losses where action is so requested being hereinafter referred to as a “Dispute”) provided that:

3.2.1        neither the Group Company nor the Purchaser shall be obliged to appeal or procure an appeal against any Claim for Tax or claim in relation to the Utilised Tax Losses raised on either of them if, the Covenantor having been given written notice of the receipt of such assessment, the Group Company and the Purchaser have not within 20 Business Days of the date of the notice received instructions in writing from the Covenantor to do so or the Covenantor failed to indemnify or (if applicable) secure the Group Company and/or the Purchaser (as appropriate);

3.2.2        where the Liability for Tax the subject of the Dispute is required to be paid as a precondition to an appeal or before any other action requested by the Covenantor may be taken, the Group Company shall not be obliged to take any such action until the Covenantor shall have paid to the Purchaser or the Group Company an amount equal to such Liability for Tax for the purpose of discharging the same;

3.2.3        neither the Purchaser nor the Group Company shall be required to take any action which in its reasonable opinion is likely to materially prejudice its business;

3.2.4        neither the Purchaser nor the Group Company shall be obliged to take any action under this paragraph 3 which involves continuing the Dispute or contesting any Claim for Tax before any court or other appellate body (excluding the Tax Authority demanding the Tax in question, but for the avoidance of doubt including the General or Special Commissioners of the Inland Revenue) unless the Covenantor first furnishes the Purchaser with the written opinion of a Tax counsel of at least 5 years standing to the effect that an appeal against the Claim for Tax in question will, on the balance of probabilities, be won and in any event neither the Purchaser nor the Group Company shall be obliged to take any action pursuant to this paragraph 3 which includes continuing the Dispute or contesting any Claim for Tax beyond the first

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appellate body (excluding the Tax Authority demanding the Tax in question but for the avoidance of doubt including the General or Special Commissioners of the Inland Revenue) in the jurisdiction concerned;

3.2.5        the Purchaser and the Group Company shall be at liberty without reference to the Covenantor to admit, compromise, settle, discharge or otherwise deal with any Claim for Tax after whichever is the earliest of:

a)             the Purchaser or the Group Company being notified in writing by the Covenantor that it considers the Claim for Tax should no longer be resisted;

b)            the expiry of a period of 20 Business Days following the service of a notice by the Purchaser or the Group Company on the Covenantor, requiring the Covenantor to clarify or explain the terms of any request made under paragraph 3.2 during which period no such clarification or explanation has been received by the Purchaser or the Group Company; and

c)             if appropriate, the expiration of any period prescribed by applicable legislation for the making of an appeal against either the Claim for Tax or the decision of any court or tribunal in respect of any such Claim for Tax, as the case may be.

3.2.6        The Covenantor shall be bound to accept for the purposes of this agreement any admission, compromise, settlement or discharge of any Claim for Tax and the outcome of any proceedings relating to it made or arrived at in accordance with the provisions of this paragraph 3.

3.2.7        If the Covenantor does not request the Purchaser or the Group Company to take any action under this paragraph 3 or the Dispute concerns fraudulent or criminal conduct, the Purchaser or the Group Company shall have the conduct of the Dispute absolutely (without prejudice to the rights of the Purchaser under this agreement) and shall be free to pay or settle the Claim for Tax on such terms as the Purchaser or the Group Company may acting reasonably consider fit.

4              PAYMENT DATE

4.1           Where the Covenantor is liable to the Purchaser pursuant to the covenant contained in paragraph 2 above:

4.1.1        in a case that involves an actual payment of Tax the Covenantor shall pay sums due under this schedule in cleared funds without any deduction whatsoever by way of set-off or counter-claim or otherwise, 3 Business Days prior to the date on which the Tax in question would have had to have been paid in order to prevent a liability to interest or a fine, charge, penalty or surcharge from arising in respect of the Liability for Tax in question or, as the case may be, 3 Business Days prior to the date on which the Tax in question must be paid in order to entitle the Group Company or the Purchaser to make an appeal against an assessment to Tax;

4.1.2        in a case that involves a Liability for Tax referred to in paragraph 1.5.1 or 1.5.2, the date falling 5 Business Days after the date on which the Covenantor has been notified by the Purchaser that the auditors for the time being of the relevant Group Company have certified, at the request of the Purchaser, that there is a liability for the determinable amount; or

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4.1.3        in the case falling within paragraph 2.1.4 (costs and expenses), the date falling 5 Business Days after the date on which the Covenantor has been notified by the Purchaser that such amount is due and payable.

4.2           If any payment required to be made by the Covenantor under this schedule is not made by the due date then payment shall carry interest from (and including) that due date until (but excluding) the date when the payment is actually made at the rate of 3 per cent above the base rate from time to time of Royal Bank of Scotland PLC.

5              TAXATION OF CLAIMS

5.1           Subject to paragraph 5.2, all payments made by the Covenantor pursuant to this schedule in respect of any Liability for Tax shall be made gross, free of any rights of counterclaim or set-off and without any deduction or withholding of any nature other than a deduction or withholding required by law.

5.2           If the Covenantor makes any deduction or withholding (including Tax) required by law from any payment under this schedule then the sum due from the Covenantor in respect of the payment shall be increased to the extent necessary to ensure that after the making of any such deduction or withholding the Purchaser (or, as the case may be, the relevant Group Company) receives and retains a sum equal to the sum it would have received and retained had no deduction or withholding been required to be made.

5.3           If any sum (the “first sum”) payable by the Covenantor to the Purchaser under this schedule shall be subject to Tax in the hands of the Purchaser or would have been taxable in the hands of the Purchaser assuming that the Purchaser had sufficient taxable profits to use all Reliefs available to it in the accounting period in which it receives a sum under this schedule then the Covenantor shall pay to the Purchaser (as often as shall be necessary) such additional sum or sums as will after such Tax (and any Tax on such additional sum or sums) leave the Purchaser with such amount as the Purchaser would have been left with had the first sum not been subject to Tax in the hands of the Purchaser.

6              PURCHASER’S COVENANT

6.1           Subject to paragraph 6.2, the Purchaser covenants with the Covenantor to pay to the Covenantor within 5 Business Days of written demand therefore an amount equal to:-

6.1.1        any Taxation which is assessed on the Covenantor pursuant to either section 767A or section 767AA TA, or paragraph 8(2) of schedule 34, Finance Act 2002 by reason of Taxation assessed on or primarily or directly attributable to the Purchaser or any Group Company which the Purchaser or the relevant Group Company fails to discharge after Completion;

6.1.2        together with any related interest and penalties, and any reasonable costs and expenses reasonably and properly incurred by the Covenantor in connection with taking any action under this paragraph 6.

6.2           The Purchaser shall not be required to make any payment pursuant to paragraph 6.1:

6.2.1        unless the Covenantor shall enter into a binding irrevocable undertaking not to seek to recover any amount from the relevant Group Company in respect of the Liability for Tax in question pursuant to section 767B TA; or

6.2.2        to the extent that the Purchaser is entitled to make a claim in respect of such Tax under this Agreement.

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6.3           The Purchaser shall preserve, or shall procure the preservation of all documents, records, correspondence, accounts and other information whatsoever which is in its possession, in respect of or relevant to the taxation affairs of any Group Company until such time as the parties hereto shall cease to have any liability or contingent liability hereunder.

7              EXCLUSIONS

7.1           The covenants given by clause 2.1.1, 2.1.2, 2.1.3 and 2.1.6 of this schedule shall not cover any Liability for Tax of a Group Company:

7.1.1        to the extent that provision or reserve in respect of such Liability for Tax was made in the Accounts;

7.1.2        to the extent that such Liability for Tax arises or is increased as a result of:

a)             any increase in rates of Taxation;

b)            any change in or introduction of law or change in the interpretation or application of law by a court or Tax Authority or any change or withdrawal by a Tax Authority of any published practice or concession; or

c)             any change in the bases upon which the accounts of the Company are prepared or any change in accounting cases, practice or principles (including, without limitation, the date to which the Company prepares its accounts, the treatment of timing differences, the cases on which the Company values its assets and the Company’s Tax reporting practice) except in either case in order to comply with law or generally accepted accounting principles; made or announced in any such case after Completion with retrospective effect;

7.1.3        to the extent that such Liability for Tax would not have arisen but for any voluntary act, transaction or omission carried out by a Group Company or the Purchaser after Completion but excluding any act, transaction or omission:

a)             carried out pursuant to a legally binding obligation entered into prior to Completion;

b)            carried out pursuant to an obligation imposed by any law, regulation or requirement having the force of law;

c)             taking place with the written consent of the Covenantor or pursuant to this Agreement or any document executed pursuant to this agreement;

d)            occurring in the ordinary course of business of the relevant Group Company as carried on at Completion; or

e)             consisting of the lodging of a document for stamping with the Stamp Taxes Offices of the Board of Inland Revenue (or other equivalent Taxation Authority outside the United Kingdom) or the bringing into the United Kingdom of any document executed prior to Completion outside the United Kingdom.

7.1.4        to the extent that such Liability for Tax arises in consequence of an event occurring since the Last Accounts Date in the ordinary and usual course of business of the Company;

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7.1.5        to the extent that recovery of such Liability for Tax is made under the Warranties;

7.1.6        to the extent that such Liability for Tax would not have arisen but for the relevant Group Company ceasing to carry on any trade or business after Completion or effecting a major change in the nature or conduct of any trade or business carried on by it as at Completion other than pursuant to a legally binding obligation entered into before Completion;

7.1.7        to the extent that such Liability for Tax would not have arisen or would have been reduced or eliminated but for the failure or omission on the part of a Group Company or the Purchaser on or after Completion to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other comparable thing the anticipated making or doing of which was taken into account in computing any provision or reserve for Taxation in the Accounts and which has been notified to the Purchaser save where the failure or omission was done at the written request of or with the written agreement of the Covenantor;

7.1.8        to the extent that such Liability for Tax would not have arisen but for the withdrawal or amendment by the Purchaser or a Group Company after Completion of any election, claim, surrender, disclaimer, notice or consent made by a Group Company before Completion save where the withdrawal or amendment was done at the written request of or with the written agreement of the Covenantor;

7.1.9        to the extent that such Liability for Tax would not have arisen but for any failure or unreasonable delay by the Purchaser or the relevant Group Company in paying over to any Tax Authority any payment previously made by the Covenantor under this schedule or under the Tax Warranties or otherwise under the Agreement;

7.1.10      to the extent that such Liability for Tax arises by virtue of the average rate of corporation tax of the relevant Group Company increasing as a result of becoming a member of the Purchaser’s group;

7.1.11      to the extent that such Liability for Tax arises as a result of or in connection with any Event which occurs prior to Completion which takes place at the written request of or with the written approval of the Purchaser;

7.1.12      to the extent that a Relief, other than a Purchaser’s Relief or an Accounts Relief is available to reduce the Liability for Tax in question;

7.1.13      to the extent that such Liability for Tax arises as a result of the failure by the Purchaser or a Group Company to comply with its obligations under paragraph 3 of this Schedule.

7.2           The provisions of schedule 5 to the Agreement shall apply, to the extent specified therein to limit the liability of the Covenantor under this schedule.

7.3           The exclusions and limitations set out in this paragraph 7 shall not apply in relation to Tax Claims which arise, are increased or delayed as a result of fraud or wilful non-disclosure by the Covenantor.

8              RECOVERY FROM OTHER PERSONS

8.1           If after the Covenantor has satisfied and paid in full any Liability for Tax of the Covenantor under Clause 2 and the Purchaser is entitled to recover from some other person (other than a Group Company) any sum in respect of such Liability for Tax the Purchaser shall subject to it

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being indemnified and secured (provided that security will only be required in the event that any outstanding liabilities of the type contemplated by this clause incurred by any Group Company and/or the Purchaser (as the case may be) exceeds £20,000) to its reasonable satisfaction against any reasonable losses costs or expenses which it may incur;

8.2           procure that the Covenantor is promptly notified of such entitlement;

8.3           take such reasonable action as the Covenantor may reasonably and promptly by written notice request to enforce such recovery; and

8.4           account to the Covenantor as soon as reasonably practicable for any sum so recovered less reasonable costs and expenses as well as any Tax chargeable on the Purchaser or any Group Company in respect of the sum so recovered provided that the amount so repaid shall not exceed the amount paid by the Covenantor hereunder in respect of that Liability for Tax.

9              OVERPROVISIONS AND CORRESPONDING SAVINGS

9.1           If the auditors for the time being of the Company shall give a written opinion (at the request and expense of the Covenantor) that any provision for Tax contained in the Accounts has proved to be an overprovision (the “Overprovision”) or that any Liability for Tax which has resulted in a payment being made by the Covenantor under this schedule has given rise to an actual saving of Tax for any Group Company which would not otherwise have arisen (a “Corresponding Saving”), an amount equal to the value (as certified by the auditors) of such Overprovision or Corresponding Saving shall be dealt with in accordance with paragraph 9.3.

9.2           The amount of the Overprovision shall be calculated on the basis that no Overprovision will arise or be increased by any Purchaser’s Relief.

9.3           Where it is certified under paragraph 9.1 of this schedule that an Overprovision or Corresponding Saving has arisen such Overprovision or Corresponding Saving is to be dealt with as follows:

9.3.1        the Overprovision or Corresponding Saving shall first be set off against any payment then due from the Covenantor under this schedule; and

9.3.2        to the extent there is an excess, a refund shall be made to the Covenantor of any previous payments made by the Covenantor under this schedule and not previously refunded under this or any other paragraph up to the amount of such excess; and

9.3.3        to the extent that there is an excess, such excess shall be carried forward and set off against any future payment or payments which become due from the Covenantor under this schedule in chronological order until exhausted.

10           MITIGATION

10.1         Subject to the express provisions of this schedule, neither the Purchaser nor any Group Company shall be under any obligations or duty to mitigate any loss or take any other action to reduce the Covenantor’s liability under this schedule.

11           TAX RETURNS

11.1         The Covenantor (or its duly authorised agents) shall (at the Covenantor’s cost and expense) prepare all returns and computations relating to Tax of the Group Companies for all periods ending on or before Completion (each a “Tax Document”) and submit them (no later than 10 Business Days prior to the expiry of any appropriate time limit) to the Purchaser for

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authorisation, signing and submission by the relevant Group Company to the relevant Tax Authority.

11.2         The Purchaser shall procure that the relevant Group Company shall authorise, sign and submit, to the relevant Tax Authority, the Tax Documents without amendment or with such amendments as the Purchaser reasonably considers necessary provided that the Purchaser shall not be required to take any action pursuant to this paragraph 11.2 if, in relation to any Tax Document, it reasonably considers that such Tax Document is false, misleading, inaccurate or incomplete in any material respect.

11.3         The Covenantor shall have conduct of all matters (including dealing with all negotiations and correspondence) relating to the Tax Documents provided that the Covenantor shall not (and shall procure that its agents shall not) agree any matter with a Tax Authority which is likely to affect to any extent the future liability to Taxation of any Group Company or of the Purchaser without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed).

11.4         The Covenantor shall not (and shall procure that its agents shall not) submit any document which comprises or includes a claim, election, disclaimer, surrender, notice or consent, or withdraw any such item, unless the making, giving or withdrawal of it either:

11.4.1      has been taken into account when preparing the Accounts; or

11.4.2      is not likely to have an adverse effect on a Liability for Tax of any Group Company in an accounting period ending on or after Completion.

11.5         The Purchaser shall procure that the Group Companies afford such access to their books, accounts and records as is necessary and reasonable for the purposes of complying with this paragraph 11.

11.6         The Covenantor shall use its reasonable endeavours to agree the Tax Documents with the relevant Tax Authority as soon as possible and within the time limits prescribed by the Corporation Tax Self Assessment regime and the Purchaser shall procure that the Group Companies shall give the Covenantor or its agents all such assistance as may be required to agree the Tax Documents with the relevant Tax Authority.

11.7         The Purchaser shall procure that:

11.7.1      the Group Companies prepare or complete the preparation of the tax returns and computations for the Accounting Period in which Completion falls;

11.7.2      the Group Companies shall cause copies of such returns and computations to be supplied to the Covenantor prior to their submission for its comments and the Purchaser shall provide the Covenantor with the opportunity to make comments relating to Events occurring prior to Completion and will make any amendments which the Purchaser reasonably considers necessary on the basis of any comment by the Covenantor ;

11.7.3      the Group Companies shall give and afford such access to their books, records and accounts as is required to enable the Covenantor to understand and comment on such returns and computations;

11.7.4      the Covenantor shall provide or shall procure that its agents shall provide, without undue delay, all such assistance as may be required to agree those returns mentioned in paragraph 11.7.1 with the relevant Tax Authority.

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11.7.5      the Covenantor is promptly sent a copy of any communication from any Taxation Authority insofar as it relates to the pre-Completion Taxation affairs of the Group Companies.

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SCHEDULE 5

Limitations on Liability

1              GENERAL LIMITATIONS

1.1           The Warrantor shall not be liable for a Warranty Claim or a Tax Claim unless the Warrantor receives from the Purchaser written notice:-

1.1.1        of the Warranty Claim not later than before midnight eighteen calendar months from the date hereof;

1.1.2        of the Tax Claim on or before midnight on the day one month after the seventh anniversary of the date hereof;

and the liability for either the Warranty Claim or the Tax Claim shall cease unless the Warranty Claim or the Tax Claim has been paid or settled or the Purchaser has issued and served court proceedings on the Warrantor within 6 months of the Warrantor receiving written notice of the Warranty Claim or the Tax Claim from the Purchaser;

1.2           The Warrantor shall not be liable for a Warranty Claim:

1.2.1        unless the amount of the Warranty Claim exceeds £5,000 in respect of any single item or number of items arising from the same circumstances giving rise to the claim; and

1.2.2        unless the aggregate amount of the liability of the Warrantor for all Warranty Claims exceeds £75,000 (in which event the Purchaser shall be entitled to claim the whole of the amount thereof and not merely the excess).

1.3           The Warrantor shall not be liable for any Warranty Claim if and to the extent that the fact, matter, event or circumstance giving rise to such Warranty Claim was fairly disclosed in the Disclosure Letter.  (For the avoidance of doubt, any disclosures made after the date of this agreement shall not limit the Warrantor’s liability for any Warranty Claim save where the Warrantor elects not to rescind in accordance with clause 24.2.2.)

1.4           The Warrantor shall not be liable in respect of a Warranty Claim to the extent that:

1.4.1        provision, reserve or allowance in respect of the liability giving rise to the Warranty Claim was made in the Accounts;

1.4.2        the liability arises or is increased as a result of any voluntary act or omission of the Purchaser or the Company or the Subsidiaries after the Completion Date outside the ordinary course of business but excluding any act:

a)             carried out pursuant to a legally binding obligation of the Group entered into prior to Completion;

b)            carried out pursuant to an obligation imposed by any law, regulation or requirement having the force of law;

c)             taking place with the written consent of the Warrantor or pursuant to this agreement or any document executed pursuant to this agreement; or

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d)            occurring in the ordinary course of business of the Group as carried on at Completion.

1.4.3        the Warranty Claim would not have arisen or would have been reduced but for a change in a law or regulation made on or after the Completion Date (whether or not expressed to have retrospective effect); or

1.4.4        the Warranty Claim would not have arisen but for a change after the Completion Date in any accounting reference date or any change in accounting policy or practice; or

1.5           This paragraph 1.5 shall apply in circumstances where:

a)             any claim is made against any member of the Group which should reasonably be expected to give rise to a claim by the Purchaser against the Warrantor under the Warranties; or

b)            the Group should reasonably be expected to be able to make recovery from some other person any sum in respect of any facts or circumstances by reference to which the Purchaser has or should be reasonably expected to have a claim against the Warrantor under the Warranties; or

c)             the Warrantor has paid to the Purchaser an amount in respect of a claim under the Warranties and subsequent to the making of such payment the Purchaser recovers from some other person a sum which is referable to that payment.

1.5.2        The Purchaser shall:

a)             in the case of paragraph 1.5.1(a) and 1.5.1(b) prior to taking any action (other than the giving of notice pursuant to paragraph 1 of this schedule) against the Warrantor under the Warranties and subject to the Purchaser being indemnified and secured to its reasonable satisfaction against all costs and expenses which may be incurred by reason of such action, take all such action as the Warrantor may reasonably request in writing to act on behalf of the Purchaser to avoid, dispute, resist, compromise, defend or appeal against any such claim against the Purchaser as is referred to in paragraph 1.5.1(a) or to make such recovery by the Purchaser as is referred to in paragraph 1.5.1(b) as the case may be provided, however, that the Purchaser shall not be required to take any action pursuant to this paragraph 1.5.2 to the extent such action would reasonably be expected to materially adversely affect the business or goodwill of any Group Company; and

b)            subject to the Purchaser being indemnified and secured to its reasonable satisfaction against all costs and expenses which may be incurred by reason of such action, not settle or compromise any liability or claim to which such action is referable without the prior written consent of the Warrantor which consent shall not be unreasonably withheld or delayed; and

c)             in the case of paragraph 1.5.1(c) only, repay to the Warrantor an amount equal to the amount recovered upon receipt or, if lower, the amount paid by the Warrantor to the Purchaser less, in either case, the costs of the Purchaser or the Company incurred in recovering such receipt and any amount payable by the Purchaser in respect of Tax on the amount recovered.

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1.6           The Purchaser will take or procure the taking of all such reasonable steps as are required by law in order to mitigate any Warranty Claim.

2              WARRANTIES

2.1           The aggregate amount of the liability of the Warrantor for all Warranty Claims and Tax Claims shall not exceed the Consideration.

2.2           If the Purchaser has a claim under both the Warranties and the Tax Covenant it may make a claim under either or both but any payment made by the Warrantor under the Tax Covenant shall be taken into account in assessing the Purchaser’s loss under the Warranties (in respect of such matter) and any payment made by the Warrantor under the Warranties shall be taken into account in assessing the Purchaser’s loss under the Tax Covenant (in respect of such matter).

2.3           None of the limitations contained in paragraphs 1 or 2.1 above shall apply to any Warranty Claim which (or the delay in discovery of which) is the consequence of fraud or wilful non-disclosure by the Warrantor.

2.4           If, in respect of any matter which would give rise to a Warranty Claim, the Purchaser or the Group or any Subsidiary is entitled to claim under any policy of insurance the amount received in respect of such claim less any excess and other reasonable costs payable in connection with any such claim (including the loss of any non-claim bonus’ and any resultant increase in premiums payable measured by reference to the 3 years following such claim) shall reduce pro tanto or extinguish the Warranty Claim against the Warrantor and the Purchaser and/or the Group and/or the Subsidiaries shall use their best endeavours to recover from their insurers all such claims.

2.5           If the Purchaser shall become aware of any circumstances constituting or any circumstances which in the Purchaser’s reasonable opinion are likely to give rise to a Warranty Claim then the Purchaser shall give written notice thereof to the Warrantor, and a Warrantor shall not be liable in respect of any such claim unless such written notice is given to the Warrantor as soon as reasonably practicable of the Purchaser becoming so aware.

2.6           The Purchaser shall at all reasonable times (during normal business hours) make available to the Warrantor so far as it is reasonably able all information and documents relating to a Warranty Claim and reasonable access on reasonable notice to the personnel of the Purchaser and/or the Company and to relevant premises, accounts, documents and records within the power, possession and control of the Purchaser and/or the Group to enable the Warrantor and their professional advisers to interview such personnel and to consider such premises, accounts, documents and records in respect of any Warranty Claim.

2.7           The Purchaser acknowledges and confirms that it has entered into the agreement to purchase the Shares solely on the basis of the Warranties as modified by the Disclosure Letter and the Tax Covenant and (in the absence of fraud or wilful misconduct) all other warranties and representations whether expressed or implied by statute, common law or otherwise are hereby excluded.

2.8           No claim shall be made under the Tax Covenant or the Warranties by reason of the non-availability of the Tax Losses (other than the Utilised Tax Losses).

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